UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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ESSENTIAL PROPERTIES REALTY TRUST, INC.
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April 1, 2025

Dear Fellow Stockholder:

You are cordially invited to attend the 2025 annual meeting of stockholders of Essential Properties Realty Trust, Inc. The meeting will be held on Monday, May 12, 2025, at 9:30 a.m., Eastern Time, in a virtual meeting format only. The Annual Meeting will be accessible solely by means of remote communication.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement.

Your vote is important. To attend and participate in the meeting, you will need to register with the control number included on the notice or proxy card at www.proxydocs.com/EPRT prior to 5:00 p.m., Eastern Time, on Sunday, May 11, 2025. Although you may vote online during the virtual annual meeting, we encourage you to authorize a proxy to vote your shares via the internet, by telephone or by mail prior to the meeting, as outlined on your proxy card, to ensure that your shares are represented and voted. We look forward to your participation.

Sincerely,

Peter M. Mavoides President and Chief Executive Officer

ESSENTIAL PROPERTIES REALTY TRUST, INC.

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2025

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 12, 2025, at 9:30 a.m., Eastern Time, in a virtual meeting format only. To be admitted to the Annual Meeting and vote your shares, you must register at www.proxydocs.com/EPRT by Sunday, May 11, 2025, at 5:00 p.m., Eastern Time (the “Registration Deadline”), and provide the control number as described in the notice or proxy card, which can be accessed at www.proxydocs.com/EPRT. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you.

At the Annual Meeting, holders of shares of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying Proxy Statement:

(1)

To elect seven (7) individuals to the Company’s Board of Directors (the “Board”), each to serve until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as more particularly described in the Proxy Statement;

(3)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and

(4)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 21, 2025, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Princeton, New Jersey April 1, 2025	Mark E. Patten Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 12, 2025. The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (which constitutes our annual report to stockholders) are available at www.proxydocs.com/EPRT.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

PROXY STATEMENT

i

ii

2024 BUSINESS HIGHLIGHTS

We grew our net income, AFFO(1) and AFFO per share(1) significantly. We grew our net income in 2024 by $12.2 million, or 6%, versus 2023; and we grew our AFFO in 2024 by $54.5 million, or 21%, versus 2023, and AFFO per share by $0.09, or 5%, versus 2023.

We completed a record level of investments. In the second quarter of 2024, we completed $333.9 million of gross investments, at a weighted average cash cap rate of 8.0%, the highest level of quarterly investments in the Company’s history. For the full year 2024, we completed $1.2 billion of gross investments in 297 properties in 145 transactions at a weighted average cash cap rate of 8.0%, the highest level of annual gross investments in the Company’s history.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2024, our net debt-to-annualized adjusted EBITDAre(1) was 4.6x, and 100% of our debt was unsecured. As of December 31, 2024, our liquidity totaled $1.0 billion, including $45.0 million in cash (including restricted cash available for future investment), $380.8 million available upon settlement of our outstanding forward equity contracts and $600.0 million available on our unsecured revolving credit facility.

We successfully accessed the debt and equity capital markets. We raised $837.9 million in gross proceeds through our follow-on common equity offering and our “at the market” common equity distribution program (“ATM Program”). In March 2024, we completed an underwritten follow-on primary offering, selling 10,350,000 shares of our common stock on a forward basis for gross proceeds of $256.2 million. During 2024, we also sold 19,704,599 shares of common stock under our ATM Program, generating $581.7 million in gross proceeds. In July 2024, we completed a $450.0 million term loan maturing in January 2030.

We continued to grow, strengthen and diversify our portfolio. As of December 31, 2024, our total gross investment in real estate was $6.0 billion, representing 2,104 properties (including 150 properties that secure loans receivable) operated by 413 tenants, as compared to $4.9 billion, representing 1,873 properties (including 136 properties that secure loans receivable) operated by 374 tenants, as of December 31, 2023. Our top ten tenants accounted for 17.6% of our annualized base rent, with our largest tenant accounting for just 4.2%, as compared to 18.1% and 3.8% as of December 31, 2023. As of December 31, 2024, our weighted average lease term was 14.0 years, our weighted average rent coverage ratio was 3.5x and our portfolio was 99.7% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2024 of $1.18 per share of common stock represents an increase of $0.04 per share, or approximately 3.5%, over our annualized dividend for the three months ended December 31, 2023.

We advanced our ESG strategy, including our ability to address sustainability measures. Our ESG accomplishments during 2024 include the following:

Corporate Responsibility Report: We issued our second annual Corporate Responsibility Report in June 2024.

Environmental: Approximately 98% of the properties we acquired in 2024 were leased under our updated standard lease form (our “Green Lease”), providing us with the contractual right to implement energy efficient upgrades at those properties.

Social: In 2024, we implemented a Family Leave Policy that grants all expectant employees 14 weeks of fully paid leave, with full benefit retention and continued 401(k) match. Additionally, as part of our compensation program, all employees participate in our equity incentive plan. Accordingly, 100% of our employees are stockholders in the Company, promoting alignment of interests with all of our stockholders.

Governance: Our Board, Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee met with management at least quarterly and held executive sessions independent of management. Additionally, we adopted or amended key governance policies in 2024.

Cybersecurity: Our Board, its committees and management are actively involved in our overall enterprise risk management program, including assessing, identifying and managing material risks from cybersecurity threats.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

CORPORATE RESPONSIBILITY

At Essential Properties Realty Trust, Inc., we believe that responsible and effective corporate governance, a positive corporate culture, good corporate citizenship, and the promotion of sustainability initiatives are critical to our ability to create long-term stockholder value. We are committed to conducting our business in accordance with the highest ethical standards. We take our responsibilities to all of our stakeholders, including our stockholders, creditors, employees, tenants, and business relationships, very seriously. We are dedicated to being trusted stewards of capital and also providing our employees with a rewarding and dynamic work environment.

Overall, our commitment to Environmental, Social and Governance (“ESG”) initiatives and our strategy for pursuing the goals we’ve established to demonstrate that commitment are based on the following key tenets:

•

Accountability and Transparency. Our Board and our management team are committed to strong corporate governance. As stewards of our stockholders’ capital, we are committed to accountability and transparency regarding our ESG efforts;

•	Reducing our Carbon Footprint. Implement sustainability upgrades at our corporate headquarters and our income properties to reduce our carbon footprint;

•

Expanding our Relationships with our Tenants through Sustainability. Implement sustainability upgrades at our properties to positively impact our tenants’ operations and prospects for success and reduce our carbon footprint; and

•

Our People are EPRT. Our diversity is our strength, creating an inclusive work environment is our culture, and our employees are all owners in our Company, thus our employees are aligned with our fellow stockholders.

Our ESG goals include the following:

•

Oversight. Maintain strong oversight and visibility over our ESG strategy and initiatives led by our independent and experienced Board, and specifically our Nominating and Corporate Governance Committee as well as our Audit Committee;

•

Reporting. Publish an annual Corporate Responsibility Report, aligned with the guidance from the Sustainability Accounting Standards Board and The Financial Stability Board Task Force on Climate-related Financial Disclosure indices;

•	Measurement. Continue to report on the carbon footprint of our portfolio, including our de minimis Scope 1 and Scope 2 emissions;

•	Structure. Continue to enhance our robust cybersecurity program including using third-party experts to manage our IT infrastructure and conduct vulnerability testing;

•

Engagement. Engage with our tenants to increase our understanding of their sustainability initiatives, expand our tenant engagement and understand how we can continue to contribute to our tenants’ operational effectiveness;

•	Implementation. Implement energy efficiency upgrades throughout our income property portfolio;

•	Equity. Continue to invest in our employees through our benefit programs and incentive structures while maintaining our alignment with our stockholders;

•	Diversity. Continue to ensure that diversity is considered in our hiring practices and is maintained as a key input to our operations; and

•	Inclusion. Maintain our annual employee survey process to promote consistent engagement with our team and our understanding of our work environment and opportunities for improvement.

Corporate Governance Practices

Our approach to ESG begins with strong corporate governance. We believe that the structure of our Board, its policies and practices and its oversight role are the overarching indicators of our commitment to accountability regarding ESG. We are committed to managing our Company for the benefit of all of our stakeholders and achieving long-term stockholder value. Maintaining effective corporate governance is a critical component of our Company.

Importantly, we have a Board that is diverse and independent, notably including, but not limited to, these key attributes:

Independence
Gender Diversity
Racial/Ethnic Diversity
14%
86%
43%
57%
14%
86%
Independent
Non-Independent
Female
Male
Diverse
Nonminority

•	Independence: Over 85% (all but one director) of our Board is comprised of independent directors.

•	Tenure: We value board refreshment, and as of December 31, 2024 the average tenure of our Board members is 6 years.

•	Diversity: We demonstrably value gender and racial/ethnic diversity on our Board; over 40% of our Board is female and 14% (one director) represent an ethnic minority.

We value diversity, not simply gender or minority representation, but experience and professional qualifications. Our Board leads by example in our ESG efforts.

The following are additional elements of our corporate governance that are key considerations underlying our commitment to ESG:

•	We Have an Independent Non-Executive Board Chair. We separate the roles of Chair and Chief Executive Officer and have an independent non-executive Chair of the Board.

•	Our Board Committees Are Fully Independent. Each member of our Audit, Compensation, Nominating and Corporate Governance and Investment Committees is an independent director.

•	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

•	We Do Not Have a Staggered Board. We hold annual elections for all our directors and we may not classify our Board without stockholder approval.

•

We Have an Active and Engaged Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee plays an active role in managing our corporate governance and our risk management function, including cybersecurity, environmental and sustainability initiatives, and developing, adopting and monitoring our corporate policies, processes and procedures in compliance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

•	We Assess Board Performance. We conduct annual assessments of our Board and each of our Board committees.

•

Whistleblower Protection. We have implemented and updated our “whistleblower” policy that allows directors, officers and employees to file reports on a confidential and anonymous basis regarding issues of impropriety, violations of law, violations of corporate or other policies, or unethical business practices.

•

Our Stockholders Have the Authority to Amend our Bylaws. Our amended and restated bylaws permit stockholders, by the affirmative vote of a majority of the votes entitled to be cast on the matter, to amend our bylaws.

Ethical Business Practices. Our Board has adopted and periodically reviews and amends, as it deems necessary, Corporate Governance Guidelines and a Code of Business Conduct and Ethics (which are available on our website) that applies to all of our directors, officers and employees. In addition, we have adopted other business and workplace policies that apply to all of our directors, officers, employees, vendors and service providers that seek to create a culture that values high ethical standards, including integrity, honesty, transparency and compliance with applicable laws, rules and regulations. In addition, the following policies, all of which are available on our website, also reflect our commitment to ethical business practices:

•	Whistleblower Policy;

•	Insider Trading and Confidentiality Policy;

•	Human Rights Policy;

•	Executive Compensation Clawback Policy; and

•	Vendor Code of Conduct.

Transparency in our Reporting and Disclosures. We are committed to being a leader in providing detailed public disclosure about our business, promoting transparency and accountability. Our commitment to robust and transparent disclosures includes, but is not limited to, our filings with the SEC, our quarterly earnings releases and the associated supplemental information reporting packages, our corporate responsibility report and our investor presentations.

Investor Engagement. We value investor input and are committed to maintaining an active dialogue with our investors through extensive outreach. During 2024, we held over 180 virtual or face-to-face meetings with investors in connection with or in addition to attending 9 industry/REIT conferences.

Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and independent directors under which each individual is expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.

Insider Trading Policy. We have an Insider Trading and Confidentiality Policy governing the purchase and sale of our securities by directors, officers, and employees that is designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards.

No Hedging or Pledging. We have policies that prohibit our directors, officers and employees from hedging their investment in our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering their investment in our securities as collateral for indebtedness.

Opted out of MUTA. We have opted out of certain provisions of the Maryland General Corporation Law that may make it more difficult for or prevent a change in control. We have opted out of the control share acquisition and the business combination statutes in the Maryland General Corporation Law, and we may not opt back into these without stockholder approval. In addition, we are prohibited from adopting certain takeover protections, including classifying the Board, without first obtaining stockholder approval.

No “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months after adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Risk Management Oversight. One of the key responsibilities of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which is comprised solely of non-employee, independent directors and addresses risks specific to its respective areas of oversight.

Audit Committee. The principal functions of our Audit Committee include oversight relating to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The performance of our internal audit function; and

•	ESG strategy and underlying initiatives through oversight of corporate policies, processes and procedures.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm charged with auditing our financial statements, reviewing the qualifications and independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal controls over financial reporting.

Compensation Committee. The principal functions of our Compensation Committee include:

•

Assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders; and

•	Reviewing and recommending to the Board compensation plans, policies and programs.

Nominating and Corporate Governance Committee. The principal functions of our Nominating and Corporate Governance Committee include:

•	Identifying, evaluating and recommending individuals qualified to become members of the Board;

•	Selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•

Direct oversight of the Company’s ESG strategy and implementation of initiatives, including but not limited to, the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance;

•

Evaluating the development of the Company’s general strategy, initiatives and policies with respect to managing material cyber risks, periodically reviewing and monitoring material cyber risk, and considering current and emerging issues, regulatory actions or other events associated with cyber risk that may affect the business, operations, performance or reputation of the Company; and

•	Overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and periodically reviews risks and operational initiatives that may impact the Company. As a part of its oversight function, the Nominating and Corporate Governance Committee also reviews quarterly management reports addressing various matters including ESG and governance matters, and our progress in achieving related objectives.

Investment Committee. The principal functions of our Investment Committee include evaluating and approving investments which exceed management’s delegated discretionary authorities based on, among other things, the total dollar value of the transaction and other investment attributes.

Succession Planning. The Board recognizes that one of its most important responsibilities is to ensure excellence and continuity in the Company’s senior leadership by overseeing the development of executive talent and planning for the effective succession of the Company’s Chief Executive Officer and the other members of the Company’s senior leadership team. This responsibility is reflected in the Company’s Corporate Governance Guidelines, which specify that the Board shall approve and maintain a succession plan for the senior executive officers. Additionally, the Board (1) develops criteria for the selection and performance review of senior executive officer positions that reflect the Company’s business strategy; (2) routinely reviews and discusses succession planning and (3) identifies potential successors for senior executive officer positions. The Board also maintains an emergency succession plan that is reviewed periodically.

In furtherance of the foregoing, the Board receives periodic reports from the Chief Executive Officer on the Company’s senior leadership team, including their professional experience, qualifications and tenure with the Company. Succession planning is also regularly discussed in executive sessions of the Board of Directors. The Company’s directors become familiar with internal potential successors for key leadership positions through various means, including interaction at Board and committee meetings and less formal interactions throughout the course of the year.

Environmental Sustainability

We recognize that our commercial real estate assets can substantially impact the environment and the health and safety of building occupants. We believe that being aware of and addressing these issues are important aspects of maintaining a successful and sustainable business. Our commitment to environmental stewardship starts at our corporate offices in Princeton and Jersey City, New Jersey, and extends to our portfolio of income-producing properties, our investment and leasing practices, and to our tenants. We are committed to expanding and enhancing our efforts to incorporate sustainability initiatives in our corporate governance and applicable business processes, including underwriting our investments, asset management activities, and disclosure and reporting practices.

Our position on sustainability is that reducing our carbon footprint and, where possible, that of our tenants is a strategic imperative, not simply because we believe it’s the right thing to do, but because we believe it is consistent with our core business objective of maximizing stockholder value and it also provides opportunities for us to help our tenants produce operating efficiencies and customer attraction opportunities. We are committed to environmental stewardship and operating our business in a sustainable manner. Accordingly, our investment, leasing and asset management practices are informed by our commitment to operate in a sustainable manner that we believe will support long-term value.

We are focused on advancing and continuing to develop our sustainability agenda.

Our Properties. As a net-lease REIT, we do not control the day-to-day operations and activities at our properties that are leased to tenants. Generally, our tenants have exclusive control over, and the ability to institute energy conservation and environmental management programs at, our properties. While we are not able to mandate the sustainability practices of our tenants, our leases generally require our tenants to fully comply with all applicable environmental laws, rules and regulations, and our asset management department actively monitors our properties in an effort to ensure that tenants are meeting their obligations with respect to environmental matters. Prior to acquiring a property, we obtain a Phase I environmental site assessment to seek to identify any environmental issues and structure the related lease accordingly.

Our Green Lease. The properties in our portfolio are generally leased to our tenants under long-term triple net leases, which give our tenants exclusive control over and the ability to institute energy conservation and environmental management programs at our properties. Our standard lease form, which we use in our sale-leaseback transactions, provides us with the contractual right to make sustainability improvements to our properties and to require our tenants to periodically provide us, at least annually, with information regarding their resource consumption, such as electricity and water usage. We believe that being aware of and, to the extent that we are able, addressing environmental issues are important aspects of maintaining a business that is successful and sustainable over the long-term. Accordingly, we believe that supporting our tenants’ efforts to implement sustainability initiatives enhances their operations and prospects for success and therefore our own. During the year ended December 31, 2024, approximately 98% of our 297 new property investments were leased subject to our Green Lease. As of December 31, 2024, 63% of our properties were subject to Green Lease clauses, reflecting our ongoing commitment to integrating sustainability into our leasing strategy.

Sustainability Partnership. Since 2022, we have had an arrangement (the “Essential Sustainability Partnership”) with Budderfly, Inc. (“Budderfly”), a growing Energy-Efficiency-as-a-Service provider in the United States. Our Essential Sustainability Partnership intends to deploy significant energy infrastructure improvements designed to improve the energy efficiency at our buildings and to deliver operating savings to our tenants through a guaranteed monthly utility usage reduction. Through the Essential Sustainability Partnership, we invest capital in energy-efficient technologies and equipment upgrades that Budderfly installs and manages at no cost to our tenants. A 6% energy cost savings per month is passed through to the tenant. The sustainability upgrades may include, but are not limited to: the installation of LED lighting and lighting controls, higher efficiency HVAC units along with HVAC controls and monitoring, refrigeration controls and monitoring, solar solutions, and net metering and controls through Budderfly’s Facility Smart Grid System. As part of the Essential Sustainability Partnership, for each agreement our tenants enter into with Budderfly and for which we invest the capital for the energy efficiency upgrades, Budderfly will identify, apply for and seek to obtain payments, grants, credits or similar financial incentives related to the upgrades, which will contribute to the return we achieve on our investment. During 2024, the Company and Budderfly entered into two tenant agreements covering 11 quick-service restaurant locations. Energy efficient lighting solutions, upgrades to the HVAC systems, and energy efficiency monitoring equipment were installed during the year.

Our Offices. In addition to assisting our tenants with their sustainability initiatives, we recognize that our Company has a direct carbon footprint at space occupied by us that we are committed to reducing. We emphasize sustainability at our corporate offices, lease space in buildings that are certified under the EPA’s Energy Star certification program and implement sustainability measures that seek to reduce our environmental impact and carbon footprint, such as:

•	Using energy efficient lighting and automated lighting control systems;

•	Minimizing HVAC and heating run times;

•	Maintaining an active single-stream recycling program for paper, plastic and cans;

•	Purchasing Energy Star certified computers, monitors and printers;

•	Using Energy Star power management settings on our computers and monitors;

•	Disposing all ink cartridges utilizing the manufacturer’s recycling program; and

•	Providing water dispensing machines and eliminating the use of plastic and styrofoam cups and plastic water bottles.

Corporate Culture and Employees

We seek to provide a dynamic and rewarding work environment that promotes the retention and career development of our employees and is a differentiating factor in our ability to attract new talent. We strive to offer our employees attractive and equitable compensation, regular opportunities to participate in professional development activities, outlets for civic engagement, and reasonable flexibility to allow a healthy work-life balance. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental and social well-being.

We are committed to seeking to maximize value for our stockholders and believe it’s essential for all of our employees to be aligned in that commitment. For that reason, all of our employees participate annually in our equity incentive program. All of our employees are, or will have the opportunity to become, stockholders in EPRT.

We have built a diverse and inclusive culture that encourages, supports and celebrates our employees’ diverse voices and experiences. We believe a diverse employee base enhances our execution as a company, encourages innovative thinking, and increases alignment with our tenants and the community around us. Diversity, equity and inclusion are key to executing our business plan and generating differentiated results. The following charts highlight our workforce diversity as of December 31, 2024:

We value equal opportunity in the workplace and fair employment practices. We have a talented and diverse group of employees, and we are committed to maintaining an inclusive and rewarding work environment. Among the programs and benefits that we offer employees are:

•	Competitive market-based compensation;

•	We cover nearly 100% of the cost of health benefits for each employee as part of providing comprehensive medical, dental and vision insurance for all employees and their families;

•	A 401(k) plan with a matching contribution of 100% up to 6% of amounts deferred;

•	We utilize a “personal time off” (or PTO) program for our employees, which allows for, at a minimum, four weeks of paid time off per year per employee;

•	A Family Leave Policy that grants all expectant employees 14 weeks of fully paid leave, with full benefit retention and continued 401(k) match;

•	Access to a free onsite gym;

•	Continuing education reimbursement;

•	Paid internship program; and

•	Eleven paid company holidays.

Our commitment to maintaining a positive work environment extends beyond offering attractive compensation and opportunities for professional development. We actively promote a dynamic and inclusive work environment by:

•

Employee Engagement. We hold weekly all-hands staff meetings at our corporate headquarters, where developments in, and objectives of, our business are broadly communicated. After each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any suggestions or concerns that they may have.

•

Team Building. We believe that fostering a collegial work environment is an important element of driving long-term success. Accordingly, we strive to develop a supportive work environment through various events, such as Company-sponsored sports teams, an annual summer outing and a holiday celebration near year end, which are designed to foster an increasing level of collegiality among our employees and develop a shared sense of mission.

•

Civic Engagement. We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our corporate headquarters, and we encourage our employees to volunteer with organizations that are meaningful to them. We have been proud to support organizations such as:

•	The Capital Area YMCA;

•

The Victor Green Foundation (an organization that provides opportunity for underserved youth, by focusing on teaching and encouraging the value of continuing education, physical fitness and wellness and a positive character);

•	Better Beginnings Child Development Center (an organization that provides affordable childcare for working parents);

•	Alex’s Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer); and

•	A Woman’s Place (a community-based social change organization that is committed to the empowerment of women and to ending domestic violence for all).

GOVERNANCE

Proposal No. 1—Election of Directors

The number of directors that serve on the Board is currently set at seven and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws, except that the total number of directors may never be fewer than one or, unless our Bylaws are amended, more than fifteen (15). In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until their earlier removal, resignation or death. Mr. Estes, an independent member of our Board, serves as its non-executive Chair. Our Board has the following four standing committees, each of which is comprised entirely of independent directors: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment Committee.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since	Committee Memberships(1)	Other Public Company Boards
Joyce DeLucca	60	Director Compensation Committee Chair	2018	C, I	0
Scott A. Estes	54	Director Board Chair	2018	A, C	2
Peter M. Mavoides	58	President, Chief Executive Officer Director	2018		0
Lawrence J. Minich	77	Director	2020	A, NCG, I	0
Heather L. Neary	49	Director	2020	NCG, C	0
Stephen D. Sautel	56	Director Nominating and Corporate Governance Committee Chair	2018	NCG	0
Janaki Sivanesan	53	Director Audit Committee Chair	2020	A, NCG, I	1

(1)	A = Audit Committee; C = Compensation Committee; NCG = Nominating and Corporate Governance Committee; I = Investment Committee

Each of the seven director nominees listed above currently serves as a director of the Company, and their biographies can be found below under “—Biographical Information Regarding the Board.” Each director was elected to our Board by our stockholders at our 2024 Annual Meeting of Stockholders. Each of the seven director nominees was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.

In selecting director nominees, the Board seeks to monitor the mix of experience, qualifications, attributes and skills of its members in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “—Background and Experience of Directors.”

Vote Required

The affirmative vote of a plurality of all the votes cast at the Annual Meeting in the election of directors is required for the election of a nominee as a director. This means the seven nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by duly authorized proxies solicited by the Board will be voted FOR the election of each of the nominees named above. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, shares represented by duly authorized proxies may be voted for a replacement nominee designated by the Board or the Board may reduce the number of directors to be elected at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

Board Refreshment and Key Board Characteristics

Our Board is committed to periodic board refreshment, which we believe promotes effective board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity.

In January 2020, we elected each of Lawrence J. Minich, Heather L. Neary and Janaki Sivanesan to our Board. These directors added expertise, perspective, and age and gender diversity. Our Board currently has the following key characteristics:

Diverse: 43% of our Board is female.

Independent: Six of our seven directors (i.e., all of our directors other than our Chief Executive Officer), or 86%, are independent.

Refreshed: Three directors were elected as recently as January 2020.

Young: 71% of our directors are in their 50s or younger.

Biographical Information Regarding the Board

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.

Joyce DeLucca. Ms. DeLucca has served as a director since 2018. Ms. DeLucca is a Partner of BD Capital Management LLC, a private investment firm focusing on performing and distressed commercial real estate. Until December 2020, Ms. DeLucca was Managing Director at Hayfin Capital Management, LLC, a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit. Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC. Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

Scott A. Estes. Mr. Estes has served as a director since 2018, and as the Chair of our Board since January 2024. Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (“Welltower”), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Previously, Mr. Estes served as a Vice President of Bank of America Securities from January 1998 through December 1999 and as an Associate Analyst and Vice President at Morgan Stanley from March 1994 through December 1997. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE-listed REIT that owns, operates, invests in and develops a mixed-use portfolio of office, multifamily and retail assets concentrated in leading urban infill submarkets in and around Washington, DC, where he serves as the chair of the Audit Committee. Since August 2022, Mr. Estes has served on the board of directors of American Healthcare REIT, Inc., a NYSE-listed REIT that owns and manages a portfolio of healthcare real estate assets, where he serves as Chair of the Audit Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

Peter M. Mavoides. Mr. Mavoides has been our President and Chief Executive Officer since 2018, and he held similar positions since March 2016 at Essential Properties Realty Trust LLC, which became our operating partnership in connection with our June 2018 initial public offering. From September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc. (“Spirit”), an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides received a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

Lawrence J. Minich. Mr. Minich has served as a director since 2020. Mr. Minich retired in 2019 as an executive officer of Hotshine Holdings, Inc. (d/b/a Mister Car Wash), a private equity-backed company that went public on the NYSE in June 2021. Mister Car Wash is one of the largest car wash operators in the United States. Mr. Minich served as the company’s Chief Financial Officer from 1999-2013, at which time he relinquished that position as part of the company’s management succession plan, and from 2014-2019 he served as a Vice President of and Special Advisor to Mister Car Wash. During that later period, Mr. Minich continued to work with the company’s acquisition team in evaluating and negotiating acquisitions, including the sourcing and negotiation of sale-leaseback transactions. He also served on the company’s investment committee and as an advisor to senior management on strategic, operational and administrative matters. Prior to his affiliation with Mister Car Wash, Mr. Minich worked as a financial consultant from 1997-1999 and served as Senior Vice President & Treasurer of Blue Coral, Inc., a privately held manufacturing company in the automotive aftermarket, from 1981-1996, when the company was sold to Quaker State Oil. Earlier in his career, from 1970-1981, Mr. Minich worked in the audit department of Arthur Andersen & Co. Mr. Minich received his B.S. in Accounting from the University of Akron in 1970 and his CPA certificate in 1972.

Heather L. Neary. Ms. Neary has served as a director since 2020. Ms. Neary has served as the President and CEO of Taco John’s, a 400 unit quick service restaurant franchise operator, since March 2024. From March 2021 through January 2024, Ms. Neary served as Brand President/KBP Bells for KBP Brands, a large franchisor of Taco Bell, KFC and Arby’s operating properties. From November 2015 through January 2021, Ms. Neary was the President of Auntie Anne’s, a leading soft pretzel franchisor, with more than 1,800 locations in 48 states and over 25 countries. Ms. Neary joined Auntie Anne’s in 2005 and held positions of increasing responsibility, including Vice President, Global Marketing immediately prior to her promotion to President in 2015. During her tenure at Auntie Anne’s, Ms. Neary was responsible for various functions, including overseeing marketing, communications, operations, research and development, product innovation and the franchisee leadership team. Prior to joining Auntie Anne’s, Ms. Neary held roles in marketing and as a managing editor for a business magazine. In addition to her commercial activities, Ms. Neary serves on the Board of Directors for the National Restaurant Association and on the Board of Directors for Women’s Foodservice Forum. She also serves on the Board of Advisors for Penn State Harrisburg and the Advisory Board for Alex’s Lemonade Stand Foundation. Ms. Neary received a B.A. from Millersville University in 1999 and an M.B.A. from Penn State University in 2009.

Stephen D. Sautel. Mr. Sautel has served as a director since 2018. Mr. Sautel is a private investor and serves on the board of several companies engaged in diverse businesses. From 2021 to 2023, Mr. Sautel served as a director of Horizon Acquisition Corporation II, a special-purpose acquisition company, and from 2017 to 2022, Mr. Sautel served as a director of CBAM Holdings, LLC, which was sold to affiliates of the Carlyle Group, Inc. in 2022. From 2014 to 2018, Mr. Sautel served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From 2001 to 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel received a B.B.A. from the University of Kentucky in 1991 and an M.B.A. from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

Janaki Sivanesan. Ms. Sivanesan has served as a director since 2020. Ms. Sivanesan is a practicing attorney and private investor in early stage and middle market companies. She was also a founding principal of a private equity firm focused on middle market investments. Ms. Sivanesan has over 20 years of legal experience, including practicing as a partner at large international firms. As an independent sponsor-principal and as a legal advisor, Ms. Sivanesan has participated in a wide range of transactions, including mergers and acquisitions, complex corporate financings and restructurings. Ms. Sivanesan has structured and negotiated private equity and debt investments in a range of industries, including technology, healthcare, oil and gas, and real estate development. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is knowledgeable with respect to business operations in India. Ms. Sivanesan has been a member of the Board of Directors of Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, since 2008. Ms. Sivanesan received her Bachelors of Arts in Business Administration, finance, magna cum laude, from Kennesaw State University in 1991 and her Juris Doctor, cum laude, from Case Western Reserve University School of Law in 1995.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

•	Ms. DeLucca—her experience as an investment professional, in particular her familiarity with the debt capital markets and credit analysis, and experience in establishing and managing businesses.

•	Mr. Estes—his financial and business experience, including his service as the chief financial officer of a large publicly traded REIT and a board member of two other publicly traded REITs.

•	Mr. Mavoides—his status as a founder of our Company and his more than 25 years of experience with net-lease financing and investing in real estate.

•

Mr. Minich—his experience as a senior executive at a service-based operating company responsible for, among other things, accessing equity and debt capital and sourcing and negotiating sale-leaseback transactions.

•	Ms. Neary—her experience in consumer-facing marketing and operations and as a senior executive at several companies with significant retail operations.

•	Mr. Sautel—his experience as an investment professional, extensive experience as a board member of other companies, and his familiarity with a broad range of industries.

•

Ms. Sivanesan—her experience as an investor in early stage and middle market companies and as a practicing attorney, including her familiarity with complex transactions, mergers and acquisitions, and governance matters.

Board Nominee	Total Years of Experience	REIT / Public Co. Board	Public Co. Leadership	Real Estate Operations	Real Estate Finance	Finance & Capital Markets	Accounting & Tax	Retail / Commercial Operations	Legal
Joyce DeLucca	37	✓			✓	✓
Scott A. Estes	31	✓	✓	✓	✓	✓	✓
Peter M. Mavoides	35	✓	✓	✓	✓	✓
Lawrence J. Minich	55	✓		✓	✓	✓	✓	✓
Heather L. Neary	26	✓		✓	✓	✓		✓
Stephen D. Sautel	34	✓			✓	✓
Janaki Sivanesan	31	✓							✓

Board Leadership Structure

Our Board currently consists of seven members, each of whom is currently serving for a term expiring at the Annual Meeting and upon the election and qualification of his or her successor.

The Board has no fixed policy with respect to the separation of the offices of Chair of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chair is an integral part of effective corporate governance, because it improves the ability of the Board to exercise its oversight role by having a director who is not a member of management serve as the Chair of the Board.

Board Executive Sessions

The non-employee members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Estes, the Chair of our Board, acts as the Chair at all of these executive sessions.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee, each of which oversees our management of risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. See “Executive Compensation—Compensation Risk Assessment.” Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines. As part of its oversight of our governance and related policies and procedures, the Nominating and Corporate Governance Committee also monitors enterprise-level and ESG specific risk. Our Investment Committee reviews and approves certain of our proposed investments.

Meetings and Attendance

During the year ended December 31, 2024, the Board met nine times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2024 and that were held while such person was a director of the Company or member of such committee. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Investment Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://investors.essentialproperties.com. The Board may establish other committees as it deems necessary or appropriate from time to time. We do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Ms. Neary and Messrs. Estes, Mavoides and Minich attended our 2024 annual meeting of stockholders.

Board Committees

Audit Committee

Our Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.

During the year ended December 31, 2024, the Audit Committee met four times. The current members of the Audit Committee are Ms. Sivanesan and Messrs. Estes and Minich. Our Board has determined that (i) each of Ms. Sivanesan, Mr. Estes and Mr. Minich qualifies as an “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions to include:

•

assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders;

•	reviewing and recommending to the Board compensation plans, policies and programs; and

•	preparing the compensation committee report on executive compensation included in the Company’s annual report or proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of an independent compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

During the year ended December 31, 2024, the Compensation Committee met four times. The current members of the Compensation Committee are Mr. Estes and Mses. DeLucca and Neary. Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE, and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, to include:

•	identifying, evaluating and recommending individuals qualified to become members of the Board;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•	supporting the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance;

•	supporting the Company’s efforts to manage risks associated with cybersecurity; and

•	overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and during 2024 evaluated various risks and operational initiatives and the processes in place to monitor and mitigate such risks.

During the year ended December 31, 2024, the Nominating and Corporate Governance Committee met four times. The current members of the Nominating and Corporate Governance Committee are Messrs. Minich and Sautel and Mses. Neary and Sivanesan. Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of independent under NYSE listing standards.

The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and our stockholders, if such candidates meet the Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Corporate Secretary of the Company and should include a description of the qualifications of the proposed candidate.

A stockholder who desires to suggest a prospective nominee for the Board should notify the Corporate Secretary of the Company, at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. The Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.

In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with experience, qualifications, attributes and skills that can assist the Company and the Board in achieving their objectives. The Nominating and Corporate Governance Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

As set forth in the Company’s current bylaws, the window for stockholders to provide notice of stockholder nominations, which must contain the information required by the Company’s bylaws, is not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date the Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. In addition to satisfying the notice requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including, among other things, providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees at least 60 days before the anniversary of the prior year’s annual meeting of stockholders. Please see “Other Matters – Stockholder Proposals for the 2026 Annual Meeting.”

Investment Committee

The Board has also implemented an Investment Committee, comprised of three of our independent directors, to review and approve certain of our proposed investments that fall outside of management’s standard approval authority based on the size of the total investment or the type of investment, among other things. During the year ended December 31, 2024, the Investment Committee met two times. The current members of the Investment Committee are Mses. DeLucca and Sivanesan and Mr. Minich.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. The current versions of these and other corporate governance documents are available free of charge on the Company’s website (http://www.essentialproperties.com) in the investor relations section under Governance Documents and in print to any stockholder who requests copies by contacting the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Anti-Hedging, Anti-Pledging and Anti-Short Sale Policies

The Board considers it inappropriate for any director, officer or employee of the Company to enter into transactions that allow such a holder to own securities issued by the Company (or securities exercisable, convertible into or exchangeable therefor) without the full risks and rewards of ownership, as this potentially separates the holder’s economic interests from those of other security holders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees of the Company. Hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership are also prohibited by such persons. Further, members of our Board and executive officers are prohibited from pledging or otherwise encumbering Company securities as collateral for indebtedness. Additionally, our directors, officers and employees are prohibited from engaging in short sales of our common stock.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

2024 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for services during 2024. Directors employed by us are not entitled to receive compensation for their services as a director. Mr. Mavoides, our President and Chief Executive Officer and a member of our Board, received no separate compensation for serving on our Board during 2024. Please see the “2024 Summary Compensation Table” for a summary of the compensation received by Mr. Mavoides with respect to 2024.

Name	Fees Earned or Paid in Cash ($000s)	Stock Awards(1) ($000s)	Total ($000s)
Joyce DeLucca	$75	$100	$175
Scott A. Estes	$202	$100	$302
Lawrence J. Minich	$80	$100	$180
Heather L. Neary	$75	$100	$175
Stephen D. Sautel	$75	$100	$175
Janaki Sivanesan	$91	$100	$191

(1)

The stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. That fair value was calculated based on the number of share units subject to the award multiplied by the average market price of a share on the date of grant. As of December 31, 2024, each of Messrs. Estes, Minich, and Sautel and Mses. DeLucca, Neary and Sivanesan had 3,631 unvested restricted stock units (“RSUs”) outstanding.

With respect to 2024, each of our non-employee directors received, as compensation for services as a director, an annual award of $100,000 of RSUs, with the actual grant date fair value determined by dividing

$100,000 by our stock price on the grant date and rounding down to the nearest share, and an annual cash retainer of $60,000. The equity awards granted to our non-employee directors were made pursuant to our Essential Properties Realty Trust, Inc. 2023 Incentive Plan (the “2023 Incentive Plan”) and are scheduled to vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s stockholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chair, Mr. Estes, received an additional annual cash retainer of $120,000. Directors who served on our Audit Committee, other than the chair of the committee, received an additional annual cash retainer of $12,500, and directors who served on each of our Compensation Committee and Nominating and Corporate Governance Committee, other than the chairs of such committees, received an additional annual cash retainer of $7,500. The director who served as chair of the Audit Committee received an additional annual cash retainer of $25,000, and the directors who served as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual cash retainer of $15,000. Directors who served on the Investment Committee do not receive a separate cash retainer for this service.

Directors receive pro-rated amounts of the annual cash retainer and annual RSU award for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair.

Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that each of Messrs. Estes, Minich and Sautel, and Mses. DeLucca, Neary and Sivanesan is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy regarding certain transactions with related parties, which we refer to as our “related party transaction policy.” Our related party transaction policy requires all “related party transactions” to be promptly disclosed to the person designated by our Chief Executive Officer as the compliance officer. All related party transactions must be approved or ratified by either the Board or a duly authorized committee thereof composed of independent directors. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Board or an appropriate committee thereof will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of the Company.

A “related party transaction” is a transaction directly or indirectly involving any “related party” that is required to be disclosed under Item 404(a) of Regulation S-K. In general, Item 404(a) requires disclosure of any transaction occurring during a fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. In general, a “related party” is any person who is or was a director, nominee for director, or executive officer of the Company at any time since the beginning of the relevant fiscal year; any person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock when the transaction is expected to occur; and immediate family members of persons in the foregoing categories.

During 2024 and through the date hereof, the Company did not have any related party transactions, and the Company does not have any currently proposed related party transactions.

EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast an advisory vote to approve the compensation of the Company’s named executive officers (“NEOs”) identified under the “Compensation Discussion and Analysis” section in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the members of the Board or the members of the Compensation Committee. The Board and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

Approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

Executive Officers

Set forth below is biographical information with respect to our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Mr. Mark E. Patten, our Executive Vice President and Chief Investment Officer, A Joseph Peil, and our Executive Vice President and Chief Operating Officer, R. Max Jenkins. The biographical information of our President and Chief Executive Officer, Mr. Mavoides, who also serves as a director of the Company, is available above in the section titled “Governance—Biographical Information Regarding the Board.”

Mark E. Patten, age 61. Mr. Patten has been our Executive Vice President, Chief Financial Officer and Treasurer since August 10, 2020. He was elected as our Corporate Secretary on March 30, 2022. Previously,

Mr. Patten served as Senior Vice President and the Chief Financial Officer of CTO Realty Growth, Inc., previously known as Consolidated-Tomoka Land Co., a publicly traded, diversified real estate operating company, since April 16, 2012. Since November 26, 2019, Mr. Patten was also Senior Vice President, Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc., a publicly traded REIT that invests in single-tenant net lease retail properties throughout the United States. In connection with his election as our Chief Financial Officer, Mr. Patten resigned from his positions with CTO Realty Growth, Inc. and Alpine Income Property Trust, Inc., effective as of July 31, 2021. Mr. Patten’s prior experience includes his tenure, from January 2004 until the sale of the company in April 2007, as Senior Vice President and Chief Accounting Officer of CNL Hotels & Resorts, Inc., a public, non-traded lodging REIT with approximately $7.7 billion in total assets. Mr. Patten began his career at KPMG in September 1986, and he was elected into the partnership in July 1997. Mr. Patten’s experience involves various aspects of finance, capital markets, accounting, real estate development and operations, financial and SEC reporting, treasury management and risk management. Mr. Patten graduated from the University of Florida with a B.S. in Accounting.

A Joseph Peil, age 43. Mr. Peil has been our Executive Vice President and Chief Investment Officer since March 2025 and has held similar positions of increasing responsibility since May 2017. From June 2011 through March 2017, Mr. Peil held positions of increasing responsibility, including Senior Vice President and Head of Credit, for Spirit. Prior to joining Spirit, Mr. Peil was employed by the Arizona State Retirement System as an analyst from November 2009 to June 2011 and worked as an analyst at Smith Barney, a subsidiary of Morgan Stanley, from October 2005 to November 2009. Mr. Peil graduated from Gonzaga University with a B.A. in Philosophy and is a CFA charterholder.

R. Max Jenkins, age 34. Mr. Jenkins has been our Executive Vice President and Chief Operating Officer since March 2025 and has held similar positions of increasing responsibility since March 2018. Previously, from May 2012 to March 2018, Mr. Jenkins served various roles in the Army as an Infantry Officer to include as a Captain with the 75th Ranger Regiment where he deployed in support of Operation Freedom’s Sentinel. Mr. Jenkins graduated from the United States Military Academy at West Point with a B.S. in Engineering Management with Honors.

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our NEOs, whose compensation is set forth in the 2024 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and the factors that we consider relevant to the analysis of our executive compensation program. Our NEOs during 2024 were:

•	Peter M. Mavoides, our President and Chief Executive Officer;

•	Mark E. Patten, our Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary;

•	A Joseph Peil, our Executive Vice President and Chief Investment Officer; and

•	R. Max Jenkins, our Executive Vice President and Chief Operating Officer.

Business Highlights

Our Business. We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service-oriented or experience-based businesses. We have a diversified portfolio that is comprised of properties leased to tenants in 16 distinct industries, including businesses such as early childhood education, restaurants (primarily quick service restaurants), medical and dental services, car washes, automotive services, convenience stores and equipment rental and sales.

Highlights of 2024 included the following:

We grew our net income, AFFO(1) and AFFO per share(1) significantly. We grew our net income in 2024 by $12.2 million, or 6%, versus 2023; and we grew our AFFO in 2024 by $54.5 million, or 21%, versus 2023, and AFFO per share by $0.09, or 5%, versus 2023.

We completed a record level of investments. In the second quarter of 2024, we completed $333.9 million of gross investments, at a weighted average cash cap rate of 8.0%, the highest level of quarterly investments in the Company’s history. For the full year 2024, we completed $1.2 billion of gross investments in 297 properties in 145 transactions at a weighted average cash cap rate of 8.0%, the highest level of annual gross investments in the Company’s history.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2024, our net debt-to-annualized adjusted EBITDAre(1) was 4.6x, and 100% of our debt was unsecured. As of December 31, 2024, our liquidity totaled $1.0 billion, including $45.0 million in cash (including restricted cash available for future investment), $380.8 million available upon settlement of our outstanding forward equity contracts and $600.0 million available on our unsecured revolving credit facility.

We successfully accessed the debt and equity capital markets. We raised $837.9 million in gross proceeds through our follow-on common equity offering and our “at the market” common equity distribution program (“ATM Program”). In March 2024, we completed an underwritten follow-on primary offering, selling 10,350,000 shares of our common stock on a forward basis for gross proceeds of $256.2 million. During 2024, we also sold 19,704,599 shares of common stock under our ATM Program, generating $581.7 million in gross proceeds. In July 2024, we completed a $450.0 million term loan maturing in January 2030.

We continued to grow, strengthen and diversify our portfolio. As of December 31, 2024, our total gross investment in real estate was $6.0 billion, representing 2,104 properties (including 150 properties that secure loans receivable) operated by 413 tenants, as compared to $4.9 billion, representing 1,873 properties (including 136 properties that secure loans receivable) operated by 374 tenants, as of December 31, 2023. Our top ten tenants accounted for 17.6% of our annualized base rent, with our largest tenant accounting for just 4.2%, as compared to 18.1% and 3.8% as of December 31, 2023. As of December 31, 2024, our weighted average lease term was 14.0 years, our weighted average rent coverage ratio was 3.5x and our portfolio was 99.7% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2024 of $1.18 per share of common stock represents an increase of $0.04 per share, or approximately 3.5%, over our annualized dividend for the three months ended December 31, 2023.

We advanced our ESG strategy, including our ability to address sustainability measures. Our ESG accomplishments during 2024 include the following:

Corporate Responsibility Report: We issued our second annual Corporate Responsibility Report in June 2024.

Environmental: Approximately 98% of the properties we acquired in 2024 were leased under our updated standard lease form (our “Green Lease”), providing us with the contractual right to implement energy efficient upgrades at those properties.

Social: In 2024, we implemented a Family Leave Policy that grants all expectant employees 14 weeks of fully paid leave, with full benefit retention and continued 401(k) match. Additionally, as part of our compensation program, all employees participate in our equity incentive plan. Accordingly, 100% of our employees are stockholders in the Company, promoting alignment of interests with all of our stockholders.

Governance: Our Board, Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee met with management at least quarterly and held executive sessions independent of management. Additionally, we adopted or amended key governance policies in 2024.

Cybersecurity: Our Board, its committees and management are actively involved in our overall enterprise risk management program, including assessing, identifying and managing material risks from cybersecurity threats.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

2024 Total Stockholder Return. Our strategic objective is to create value for our stockholders over the long term by delivering strong operational performance, which we believe will result in appreciable total stockholder return (“TSR”), which considers both the change in the price per share of our common stock on the NYSE and the dividends paid per share of common stock during the relevant period. The following charts illustrate our TSR during 2024 and since our initial public offering in June 2018 through December 31, 2024, relative to the 2024 Compensation Peer Group (as defined below). As presented in the second chart below, from our initial public offering in June 2018 through December 31, 2024, we have the highest TSR relative to the 2024 Compensation Peer Group.

2024 Total Stockholder Return vs. 2024 Compensation Peer Group
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
-10.0%
-20.0%
47.5%
27.2%
21.7%
17.2%
13.1%
8.8%
7.5%
0.0%
-1.2%
-1.3%
-2.0%
-13.3%
AKR
EPRT
UE
ADC
FCPT
DOC
VRE
NNN
BNL
EPR
FR
LXP

(1)	We completed our IPO and our common stock began trading on the NYSE on June 21, 2018.

Consideration of Prior Say-on-Pay Results

In its annual compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of stockholders. The Company provides stockholders with the opportunity for an advisory (non-binding) vote on our executive compensation program (a “Say-on-Pay” vote). As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 98% of the votes cast for the Company’s say-on-pay vote at our 2024 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2024 say-on-pay vote.

Executive Compensation Program Highlights

Our executive compensation program is designed to appropriately link our NEO compensation to both our short-term operational performance and our long-term market performance. The following table highlights some key features of our executive compensation program. We believe these practices promote substantial alignment with our stockholder’s interests, and reflect good governance and corporate responsibility.

✓	What We Do:	X	What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is at risk in that it is linked to the achievement of key operating and financial goals as measured by clear pre-established metrics. On average, 82% of our NEOs’ total direct compensation is performance-based and/or at-risk.	X	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.	X	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✓	We Seek the Input of our Stockholders: Annually, we present our executive compensation to a “Say-on-Pay” vote by our stockholders.	X	No Current Payment of Dividends or Dividend Equivalents on Unvested Performance-Based RSUs: Dividend equivalents accrue during the vesting period and are only paid to the extent the underlying performance-based RSUs vest.

✓	We Seek Alignment with Our Stockholders: We require both our NEOs and our directors to maintain a meaningful ownership stake in the Company through our stock ownership policy. We also design our executive compensation program to align with long-term objectives that support the creation of stockholder value.	X	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✓	We Align Compensation Practices with Market: As part of our annual review of executive compensation, we evaluate and consider market data for applicable peers.	X	No Hedging or Pledging: We have policies that prohibit our directors, officers and employees from hedging their ownership in our stock, and prohibit our directors and executive officers from pledging or otherwise encumbering Company securities as collateral for indebtedness.

✓	What We Do:	X	What We Don’t Do:

✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent compensation consultant to provide guidance on a variety of compensation matters.	X	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

		X	No Automatic Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control. See “—Severance and Change in Control Arrangements” below.

Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to promote a pay-for-performance culture where our NEOs performance must contribute to the achievement of measurable financial performance goals of the Company in order to receive their incentive cash compensation and also must deliver meaningful returns or value for our stockholders relative to our peers in order to vest in their equity incentive compensation. Our principal compensation elements are base salary, short-term incentives and long-term equity incentives, with 82% (on average) of our NEOs’ total direct compensation delivered as performance-based and/or at-risk compensation. As we rely on our principal compensation elements to appropriately incentivize and retain our NEOs, our Compensation Committee is firmly committed to not making any special or one-time awards to our executive officers absent extraordinary circumstances. Each element of our compensation program (discussed in more detail below) is meant to work toward accomplishing the following objectives:

•	To attract and retain highly qualified executive officers;

•	To incentivize executive performance that is consistent with our corporate objectives and stockholder interests;

•

To maintain a well-balanced compensation program that includes a competitive annual base salary but with a predominant focus on variable at-risk pay through the use of our short-term incentive cash compensation and long-term equity-based compensation; and

•	To appropriately consider the risks and rewards of our business while not promoting unnecessary or inappropriate risk-taking.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and NEOs and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs. The Compensation Committee’s responsibilities are set forth in its written charter.

Role of Management. Our President and Chief Executive Officer works closely with the Compensation Committee and its independent compensation consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s independent compensation consultant in its review of executive compensation by providing historical compensation information. Management makes recommendations for the program design for the NEOs for consideration by the Compensation Committee, with all compensation decisions made by the Compensation Committee.

Role of Independent Compensation Consultant. In 2024, the Compensation Committee engaged Ferguson Partners Consulting L.P. (“FPC”) as its independent compensation consultant to assist the Compensation

Committee with the design of our executive compensation program. FPC provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2024 executive compensation program described herein. The Compensation Committee has assessed the independence of FPC pursuant to the NYSE rules and the Company concluded that the work performed by FPC did not raise any conflict of interest.

Competitive Market Analysis. In developing our executive compensation program, the Compensation Committee, with the assistance of FPC and management, gathers and reviews the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs considered by the Compensation Committee to be comparable to the Company in terms of size, business model and geography.

As part of its annual review of executive compensation, the Compensation Committee, in consultation with FPC, reviews peer group composition and assesses whether any adjustments are appropriate. As described below, the Compensation Committee, with input from FPC, made an adjustment to remove three companies from and add two companies to the peer group used for consideration in determining 2024 compensation.

Using the below methodology, the Compensation Committee, with input from FPC, approved the peer group for use in informing 2024 compensation decisions (the “2024 Compensation Peer Group”). In developing the 2024 Compensation Peer Group, the Compensation Committee considered various factors, including:

•	Size—to identify peers that fall within 0.5x to 2.5x of our market capitalization and total capitalization (as compared to a 0.3x to 3.0x range used in prior years);

•	Business activity—with an emphasis on single tenant properties/triple-net REITs; and

•

Geographic location—focus on companies 0.5x to 1.5x our size that are headquartered in the corridor between New York City and Philadelphia, which is in relatively close proximity to our corporate headquarters in Princeton, New Jersey.

The companies selected for the 2024 Compensation Peer Group, per the methodology described above, are those the Compensation Committee believes are best suited to provide a meaningful review of current market practices. Changes to the peer group were intended to more accurately reflect our size, operational activity and geography. Changes to the 2024 Compensation Peer Group, as compared to the compensation peer group used to evaluate 2023 compensation decisions, are shown below.

Peers Removed	Peers Added
Brandywine Realty Trust	First Industrial Realty Trust
Brixmor Property Group Inc.	Veris Residential
RPT Realty

The 2024 Compensation Peer Group consisted of the following 12 public REITs:

Company Name	Ticker	Industry	Market Capitalization ($ in millions)		Total Capitalization ($ in millions)
Acadia Realty Trust	AKR	Shopping Centers	$2,891		$4,923
Agree Realty Corporation	ADC	Free Standing	$7,293		$10,254
Broadstone Net Lease, Inc.	BNL	Diversified	$2,990		$5,051
EPR Properties	EPR	Specialty	$3,353		$6,797
First Industrial Realty Trust	FR	Industrial	$6,635		$8,942
Four Corners Property Trust, Inc.	FCPT	Free Standing	$2,625		$3,770
LXP Industrial Trust	LXP	Industrial	$2,391		$4,098
NNN REIT, Inc.	NNN	Free Standing	$7,660		$12,034
Physicians Realty Trust	DOC	Health Care	$14,178		$23,857
Spirit Realty Capital, Inc.	SRC	Free Standing	N/A	(1)	N/A	(1)
Urban Edge Properties	UE	Shopping Centers	$2,685		$4,451
Veris Residential	VRE	Apartments	$1,545		$3,365
Median			$2,990		$5,051
Mean			$4,932		$7,958

Essential Properties Realty Trust, Inc.	EPRT	Free Standing	$5,502		$7,628
Relative Percentile Ranking			67%-ile		64%-ile

Source: Bloomberg, data as of December 31, 2024.

Note: When applicable, units in an operating partnership, representing non-controlling interests, are included in Market Capitalization and Total Capitalization (as applicable).

(1)	Spirit was acquired on January 23, 2024 and ceased trading at this time. Therefore, there is no market capitalization or total capitalization data as of December 31, 2024.

The 2024 Compensation Peer Group was used by the Compensation Committee to evaluate pay level and overall compensation design. We use a different peer group to evaluate TSR, which, as described more fully below under “2024 Performance-Based Component”, is an element used in evaluating certain aspects of our performance-based compensation and includes companies that we believe are more similar to us in terms of business operations and industry focus and an appropriate measure of our relative performance.

The Compensation Committee does not target compensation at a specific percentile of peer group data. Rather, the Compensation Committee seeks to develop an overall compensation program that is informed by peer group data, as well as other factors that the committee, in its collective judgment, believes to be relevant. Factors that the Compensation Committee considers include an executive’s experience and performance and internal pay equity among the Company’s senior management team (considering each executive’s respective scope of responsibilities and specific skills, and ability to impact business results) and other business events or conditions.

Elements of 2024 Compensation

For 2024, the compensation of our NEOs consisted of three principal components:

	Component	Objective	Key Features
Fixed Compensation	Base Salary	Provides a minimum level of cash compensation to the NEOs.	• Used to provide competitive compensation designed to reflect the contributions and skill levels of each executive.

Variable Compensation	Short-Term Incentive Program	Rewards achievement of annual goals and objectives and provides at-risk opportunities to earn additional compensation linked to Company-wide and individual performance.

•  Generally awarded 100% in cash and expressed as a percentage of base salary.

•  75% of our short-term incentive program is based on pre-established performance goals (e.g., AFFO per share, Gross Investments, Same Store Rent Growth, Net Debt-to-Annualized Adjusted EBITDAre Ratio, ESG), and the remaining 25% is based on a qualitative assessment of individual performance.

	Long-Term Incentive Program	Encourage actions for long-term stockholder value by incentivizing long-term performance and aligning the interests of the NEOs and the stockholders.

•  Generally, 60% of our Long-Term Incentive Program (“LTIP”) is performance-based, and 40% is time-based.

•  With respect to our performance-based 2024 LTIP program, 100% is based on three-year TSR relative to the 2024 TSR Peer Group (as defined below).

•  With respect to our time-based 2024 LTIP program, awards generally vest in annual increments over a four-year period, subject to continued employment.

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2024:

86% of the overall target mix for our CEO is performance-based/at risk and 74% of the overall target mix for our other NEOs is performance-based/at risk.

Set forth below is a discussion of each of the main components of 2024 compensation for our NEOs. In designing and implementing base salary, short-term incentives and long-term incentives, the Compensation Committee considered, among other things, information provided by FPC to assist it in analyzing the compensation practices of the 2024 Compensation Peer Group and creating an overall compensation program that is designed to be competitive and to appropriately incentivize our NEOs.

Base Salary. Base salary represents a minimum level of cash compensation to our NEOs. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. Base salaries for 2024 for our CEO and CFO were adjusted based on a review of competitive market data versus our peer group. After taking into effect these adjustments, our CEO’s 2024 base salary continues to be below the 25th percentile and our CFO’s 2024 base salary approximates the median of the peer group.

	2023 Base Salary	2024 Base Salary	Percent Change
Peter M. Mavoides	$700,000	$750,000	7.1%
Mark E. Patten	$475,000	$520,000	9.5%
A Joseph Peil(1)	$300,000	$350,000	16.7%
R. Max Jenkins(1)	$300,000	$350,000	16.7%

(1)

Messrs. Peil and Jenkins were promoted to the roles of Executive Vice President, Head of Asset Management and Executive Vice President, Head of Investments, respectively, in February 2024 and their base salaries were each set at $350,000 in connection with such promotion.

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program are expressed as a percentage of base salary and are designed to reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the NEOs’ interests with those of the Company’s stockholders. The following tables show the key components of our short-term incentive plan during 2024, with 75% of our short-term incentive program determined based on pre-established performance goals and the remaining 25% determined based on the Compensation Committee’s qualitative assessment of an executive’s performance.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Based on a review of the market data provided by FPC, and in consideration of strong Company and individual performance, the Compensation Committee determined that an increase to our CFO’s maximum cash bonus opportunity was appropriate and warranted to maintain competitiveness with the 2024 Compensation Peer Group and to retain and incentivize our CFO. For 2024, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, for each NEO:

	Payout Opportunities(1) (as a percentage of base salary)
Name	Threshold	Target	Maximum(2)
Peter M. Mavoides	50%	150%	250%
Mark E. Patten	50%	125%	200%
A Joseph Peil	50%	125%	200%
R. Max Jenkins	50%	125%	200%

(1)	Straight line interpolation is used to determine payouts for results in between performance levels.
(2)

The 2024 maximum opportunity for the CFO was increased from 175% in 2023 based on a review of competitive compensation levels and a determination that the Company payout opportunities were at the lower end of the 2024 Compensation Peer Group.

Corporate Metrics, Weightings and Results. For 2024, the Compensation Committee identified the following performance criteria (and assigned the associated weightings out of the total) to evaluate corporate performance:

	Allocation of Performance Metrics
Name	AFFO Per Share	Gross Investments	Same Store Rent Growth	Net Debt-to- Annualized Adjusted EBITDAre Ratio	ESG	Individual Performance
Peter M. Mavoides	25.00%	15.00%	15.00%	15.00%	5.00%	25.00%
Mark E. Patten	25.00%	20.00%	N/A	25.00%	5.00%	25.00%
A Joseph Peil	25.00%	25.00%	25.00%	N/A	N/A	25.00%
R. Max Jenkins	25.00%	25.00%	25.00%	N/A	N/A	25.00%

2024 Corporate Metric performance levels and results are shown below:

Corporate Performance Metric #1: AFFO Per Share(1)

Weighting	Threshold	Target	High	2024 Results
25.00%	$1.71	$1.73	$1.75	$1.74

Why is this metric important? We believe Adjusted FFO, which is derived from Core FFO and FFO as described below, is an appropriate supplemental measure of our operating performance and a measure that is used by many investors to evaluate our performance. Funds from operations (“FFO”) may facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions) and net gains and losses on sales. In addition, FFO is a measure commonly used in the Company’s industry and we believe that this measure is useful to investors and analysts, because it provides important supplemental information concerning the Company’s operating performance. We calculate FFO, Core FFO and Adjusted FFO as described below.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries.

We compute Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction-related gains, losses, income or expenses or other non-core amounts as they occur.

We compute Adjusted FFO by modifying Core FFO to include other adjustments to GAAP net income related to certain items that we believe are not indicative of operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs. The Threshold, Target and High levels are determined based on annual forecasts and are not explicitly tied to prior year results.

Performance: In 2024, we achieved $1.74 in AFFO per share, resulting in achievement between the Target hurdle and the High hurdle.

(1)	AFFO per share is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #2: Gross Investments

Weighting	Threshold	Target	High	2024 Results
15.00% to 25.00%	$900 million	$1.05 billion	$1.2 billion	$1.2 billion

Why is this metric important? Gross investments is the primary metric by which the Company tracks how much it is investing in growing its portfolio, and therefore how well it is advancing its external growth strategy. The Threshold, Target and High levels are determined based on annual forecasts of gross investment activity and are not explicitly tied to prior year results.

Gross investments is calculated as the purchase price of investments made during the year ended December 31, 2024.

Performance: In 2024, we achieved $1.2 billion in gross investments, resulting in achievement at the High hurdle.

Corporate Performance Metric #3: Same Store Rent Growth

Weighting	Threshold	Target	High	2024 Results
0.00% to 25.00%	1.35%	1.45%	1.55%	1.40%

Why is this metric important? The Company believes it is appropriate to consider changes in same-store contractual cash rent for the quarter ended December 31, 2024 relative to the quarter ended December 31, 2023 when evaluating its portfolio, as it reflects aspects of our asset management efforts, such as leasing, releasing and dispositions, as well as changes in cash rent due to contractual rent escalation provisions contained in our leases. The same-store portfolio includes all properties owned or serving as collateral for our loans, excluding properties under construction, for the period September 30, 2023 through December 31, 2024. Contractual cash rent refers to the amount of cash rent and interest our tenants/borrowers are contractually obligated to pay pursuant to our leases or mortgage loans (excludes percentage rent and redevelopment properties currently not generating revenue). The Threshold, Target and High levels are determined based on annual forecasts and are not explicitly tied to prior year results.

Performance: In 2024, we achieved 1.40% in Same Store Rent Growth, resulting in achievement between the Threshold hurdle and the Target hurdle.

Corporate Performance Metric #4: Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)

Weighting	Threshold	Target	High	2024 Results
0.00% to 25.00%	5.0x	4.8x	4.6x	4.6x

Why is this metric important? The Company’s Net Debt-to-Annualized Adjusted EBTIDAre Ratio is a meaningful metric of the Company’s leverage and indicative of whether its balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile. The Threshold, Target and High levels are determined based on annual forecasts and are not explicitly tied to prior year results.

The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs and original issue discount on its borrowings) less cash and cash equivalents and restricted cash deposits available for future investment. The Company believes excluding cash and cash equivalents and restricted cash deposits available for future investment from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. The Company presents EBITDA and EBITDAre because they are measures commonly used in its industry and the Company believes that these measures are useful to investors and analysts because they provide important supplemental information concerning the Company’s operating performance, exclusive of certain non-cash items and other costs. The Company uses EBITDA and EBITDAre as measures of its operating performance and not as measures of liquidity.

Performance: As of December 31, 2024, we achieved a Net Debt-to-Annualized Adjusted EBITDAre Ratio of 4.6x, resulting in achievement at the High hurdle.

(1)

The Net Debt-to-Annualized Adjusted EBITDAre Ratio is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #5: ESG

Weighting	Threshold	Target	High	2024 Results
0.00% to 5.00%	1.00	3.00	5.00	4.50

Why is this metric important? The Company believes that sustainability, a positive corporate culture that acknowledges the importance of its stockholders, tenants, employees, business associates and good corporate citizenship, and effective corporate governance are critical to its ability to create long-term value for its stockholders. The Company acknowledges that investors, including its stockholders, are increasingly focused on ESG matters in making investment decisions. The Compensation Committee believes that it is appropriate to consider ESG matters when establishing goals for the NEOs and in making certain compensation decisions. To this end, the Compensation Committee engaged in a qualitative evaluation of the Company’s ESG initiatives during 2024.

The Compensation Committee considered various matters, including those disclosed under “Corporate Responsibility” above and, in particular:

•	expansion of a partnership with an energy management firm that provides tenants with cost saving opportunities and improves the environmental efficiency at certain of our properties;

•

the implementation of the modifications to our standard lease terms to provide us with the right to implement certain sustainability measures directly at our properties and to require tenants to periodically provide us, at least annually, with information regarding their resource consumption, such as electricity and water usage;

•	enhancing work environment and corporate character through implementation of policies and procedures such as the Family Leave Policy;

•	enhancing sustainability practices at our corporate offices;

•

developing and maintaining a competitive and equitable compensation program, and a diverse, inclusive and dynamic work environment that provides meaningful opportunities for professional advancement; and

•	robust, meaningful and transparent disclosures and communications with stockholders, the Board and other stakeholders.

Performance: Through a qualitative assessment, the Compensation Committee determined that we achieved an ESG score of 4.50, resulting in achievement between the Target hurdle and the High hurdle.

Individual Metrics, Weightings and Results. For 2024, the Compensation Committee considered both qualitative and quantitative criteria, including investor engagement, employee management, investment quality, capital markets activity, asset management, and compliance and reporting performance when determining each NEO’s overall individual performance.

Accomplishments made on the individual metrics include the following:

•

In 2024, in 145 separate transactions, we invested $1.2 billion in 297 properties at a going in cash investment yield of 8.0% - a record level of gross investments and the highest cash investment yield in our history.

•	This 8.0% investment yield for 2024 investments was approximately 349 bps above the 10-Year Treasury Note yield at December 31, 2024.

•	The overall health of the our portfolio remained strong, with unit level rent coverage at the end of the year equaling 3.5x, and same store rent growth was 1.4%.

•	Our portfolio had 99.7% occupancy and a weighted average remaining lease term of 14.0 years as of December 31, 2024.

•	We maintained a conservative leverage level throughout 2024, ending the year at a net debt-to-annualized adjusted EBITDAre level of 4.6x.

•	In 2024, we completed one overnight equity offering, raising $256.2 million of gross proceeds at an average of $24.75 per share.

•	In the third quarter of 2024, we sourced a $450 million term loan that matures in 2030, providing us with additional capital to fund our real estate investments.

•	During 2024, we held over 180 virtual or face-to-face meetings with investors, attended 9 industry/REIT conferences and completed numerous virtual non-deal roadshows.

2024 Payouts. For 2024, each NEO earned a cash bonus based on the weighted achievement of the corporate and individual performance metrics. The table below shows the actual payouts for each NEO under the annual cash bonus program for 2024:

Name	Actual Payout ($000)	% of Target Bonus Opportunity
Peter M. Mavoides	$1,600	142%
Mark E. Patten	$970	149%
A Joseph Peil	$550	126%
R. Max Jenkins	$570	130%

Long-Term Incentives. The Compensation Committee makes awards of time-based and performance-based RSUs to our NEOs. We expect to continue to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

With respect to 2024, we granted time-based RSUs and performance-based RSUs to our NEOs. These awards are designed to:

•	Enable our NEOs to establish meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders; and

•

Enable us to deliver competitive compensation to our NEOs at levels deemed sufficient to attract, retain and motivate our NEOs to seek superior TSR and deliver positive long-term operational performance.

In determining the dollar-denominated value of the 2024 time-based RSU and performance-based RSU grants, the Compensation Committee analyzed:

•	The Company’s strong operational and TSR performance;

•	The role and responsibilities of the individual;

•	Individual performance history; and

•	Prevailing market practices based on market data provided by FPC with respect to our 2024 Compensation Peer Group.

In 2024, the Compensation Committee approved the following notional equity grant values (dollar amounts in thousands):

	2024 Target Value of Equity Grant(1)
Name	Performance Based RSUs	Time-Based RSUs	Total Award Value
Peter M. Mavoides	$2,100	$1,400	$3,500
Mark E. Patten	$498	$332	$830
A Joseph Peil	$330	$220	$550
R. Max Jenkins	$330	$220	$550

(1)

Amounts reported in this table represent the target value on the date of approval and therefore differ from the amounts reported in the 2024 Grant of Plan-Based Awards Table, which are calculated based on the stock price as of the date of grant.

In review of the market data provided by FPC, and in consideration of Company and individual performance, the Compensation Committee determined that an increase to our CFO’s total equity award ($700,000 in 2023) was appropriate and warranted to maintain competitiveness with the 2024 Compensation Peer Group and to motivate, retain, and incentivize our CFO. Further, we believe providing an increase to our CFO’s compensation in the form of equity (60% of which is performance-based and entirely at-risk), best aligns our CFO with stockholders and exemplifies our pay-for-performance philosophy.

Time-based RSUs vest ratably in annual increments over a four-year period, subject to the continued employment of the NEO.

Performance-based RSUs are eligible for vesting at the end of the three-year performance period ending December 31, 2026. 100% of the performance-based RSUs can vest based on the compounded TSR over the performance period of the Company relative to the 2024 TSR Peer Group (as defined below). This represents a change from the Company’s prior LTIP design as historically 25% of the performance-based RSUs were eligible to vest based on the Compensation Committee’s subjective evaluation of the achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period. With this change, the entire portion of the 2024 performance-based RSU awards vests based on the achievement of pre-established, objective goals.

If earned, shares of common stock representing 50% of the earned amount of performance-based RSUs will vest on December 31, 2026 and the remaining 50% will vest on December 31, 2027, subject to the NEO’s continued employment. For purposes of this calculation, TSR is calculated as the compounded annual growth rate, expressed as a percentage, in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date (“Compounded Annual TSR”). For purposes of this calculation, the beginning and ending share price of our common stock and those of the 2024 TSR Peer Group (as defined below) are based on a 20-day trailing average closing stock price.

Holders of time-based RSUs are entitled to dividends when paid by the Company. Holders of performance-based RSUs are not entitled to dividends paid on the underlying common stock. Instead, the number of shares of common stock underlying any performance-based RSU will be increased by an amount equal to (a) the product of the total number of shares subject to such RSU immediately prior to any dividend date multiplied by the amount of any cash dividend paid per share of common stock divided by (b) the fair market value of a share of common stock on such dividend date (any such additional shares shall be subject to the same vesting conditions and payment terms as the shares to which they relate).

2024 Performance-Based RSUs. For the performance-based RSUs granted in 2024, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 250% of the target amount, depending on the Company’s level of achievement of the performance criteria over the performance period. The specific targets and corresponding award levels are contained in the graphic below:

Threshold, target and maximum performance result in the NEOs earning 50%, 100% or 250% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs are earned for performance below the threshold level, and payout is capped at 250% of the target number even if performance exceeds the maximum level. In the event that we achieve the target performance level based on relative TSR for the performance period, but our absolute TSR is negative for the performance period, the award eligible to be earned will be reduced by 25%, provided that in no event will the application of such reduction result in the eligibility to vest in an award of less than 100% of target.

The peer group used in 2024 for evaluating TSR (the “2024 TSR Peer Group”) includes the following companies:

Agree Realty Corporation	Broadstone Net Lease, Inc.
EPR Properties	Four Corners Property Trust, Inc.
Getty Realty Corp.	Global Net Lease, Inc.
NNN REIT, Inc.	NETSTREIT Corp.
Realty Income Corporation	Safehold Inc.
STAG Industrial, Inc.	W.P. Carey Inc.

The companies selected for the 2024 TSR Peer Group, per the methodology described above, are those the Compensation Committee believes are best suited to provide a meaningful measure of our performance against our most directly comparable peers. We believe the 2024 TSR Peer Group more accurately reflects the marketplace that we operate in and the number of and ownership structure of our competitors in this marketplace compared to the prior TSR peer group used to evaluate TSR in 2023. Changes to the 2024 TSR Peer Group, as compared to the peer group used to evaluate TSR in 2023, are shown below.

Peers Removed	Peers Added
Spirit Realty Capital, Inc.	Broadstone Net Lease, Inc.

Results of 2022 Performance-Based RSU Grants

In 2022, Messrs. Mavoides, Patten, Peil and Jenkins each received awards of performance-based RSUs that covered a three-year performance period that ended on December 31, 2024, with (i) 75% of the award based on our TSR relative to the TSR of a peer group specified in the 2022 performance-based RSU grant agreements and identified below (the “2022 TSR Peer Group”) over the performance period, and (ii) the remaining 25% of the award based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period (the “2022 Performance RSUs”). The following table presents the number of 2022 Performance RSUs awarded, at target, to each of Messrs. Mavoides, Patten, Peil and Jenkins.

Name	Number of Target Shares
Peter M. Mavoides	83,366
Mark E. Patten	14,539
A Joseph Peil	7,996
R. Max Jenkins	6,179

The 2022 TSR Peer Group included the following companies:

Agree Realty Corporation	EPR Properties
Four Corners Property Trust, Inc.	Getty Realty Corp.
National Retail Properties, Inc.	Realty Income Corporation
Seritage Growth Properties	Spirit Realty Capital, Inc.
STAG Industrial, Inc.	STORE Capital Corporation

The specific requirements and corresponding award levels for the 75% of the 2022 Performance RSUs which vest based on relative TSR are contained in the table below:

Performance Level	TSR Relative to 2022 TSR Peer Group Over Performance Period	RSUs Earned as a Percentage of Target
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	250%

The Company’s TSR during the performance period was 8.40% relative to a TSR of 2.85% at the 50th percentile and 5.08% at the 75th percentile for the 2022 TSR Peer Group. Accordingly, the Company achieved a TSR above the 75th percentile of the TSR Peer Group, resulting in the 2022 Performance RSUs being earned at 250% of Target.

With respect to the 25% of the 2022 Performance RSUs which vest based on a subjective evaluation of the officer’s achievement of relevant strategic objectives, an officer may earn up to 250% of the target award, and the Compensation Committee considered the following factors with respect to Messrs. Mavoides, Patten, Peil and Jenkins:

Subjective Performance Factors
Mr. Mavoides	Mr. Patten

•  Overall leadership of the Company (operating performance, gross investment activity, operating efficiency and financial flexibility);

•  Developing, growing and maintaining strong tenant relationships;

•  Overall leadership with respect to the executive team;

•  Contributions to a collaborative work environment and corporate character; and

•  Response to macro-economic dynamics, including disruptions in the capital markets while maintaining the Company’s conservative leverage position and well capitalized balance sheet.

•  Overall leadership of the Company’s finance, accounting, capital markets, investor relations, treasury management, information technology, and human resources functions;

•  Contributions to superior operating performance – particularly capital markets activity, including execution of equity and debt capital transactions;

•  Leadership with respect to recruiting and developing departmental talent;

•  Departmental leadership supporting the Company’s strong balance sheet, liquidity and financial flexibility;

•  Contributions to a collaborative work environment and corporate character; and

•  Contributions to the Company’s risk management processes, policies and procedures.

Mr. Peil	Mr. Jenkins

•  Overall leadership and execution of the Company’s underwriting, credit, and asset management functions;

•  Developing, growing, and maintaining strong tenant relationships;

•  Leadership with respect to recruiting and developing departmental talent;

•  Contributions to a collaborative work environment and corporate character; and

•  Departmental leadership supporting the Company’s performance with regard to deployment of investment capital, recycling of invested capital through property dispositions, and favorable asset management outcomes maintaining a strong performing property portfolio.

•  Overall leadership and execution of the Company’s investment sourcing and closing activities;

•  Developing, growing, and maintaining strong tenant relationships;

•  Leadership with respect to recruiting and developing departmental talent;

•  Contributions to a collaborative work environment and corporate character; and

•  Departmental leadership supporting the Company’s performance with regard to deployment of investment capital, including the achievement of total investments, initial yields on investments, and other favorable contractual terms.

In evaluating the foregoing subjective matters, the Compensation Committee also considered:

•	Gross investment activity of approximately $3.2 billion during the three years ended December 31, 2024 and the characteristics thereof;

•	Generating initial cash cap rates on investments of 8.0% in 2024 and a three-year average of 7.7%, as well as GAAP yields of 9.2% in 2024 and a three-year average of 8.8%;

•	Achieving an aggregate growth in new tenants of 102 tenants, or 33%, for the three-years ended December 31, 2024;

•	Achieving an average share price on equity issued under the ATM program and through overnight marketed offerings of $29.52 and $24.75, respectively, in 2024;

•	Growing our common dividend from an annualized rate of $1.04 per share for the quarter ended December 31, 2021 to $1.18 per share for the quarter ended December 31, 2024;

•

Maintaining a consistent and conservative financial policy, including the Company’s leverage level, as measured by the Company’s net debt to annualized adjusted EBITDAre, which at December 31, 2024 was 4.6x (3.8x on a pro forma basis after giving effect to the physical settlement for cash of the Company’s unsettled forward equity sales and amendment to our revolving credit facility in February 2025); and

•	Raising approximately $1.8 billion in common equity during the three years ended December 31, 2024.

After careful consideration of the above factors, the Compensation Committee determined that each of Messrs. Mavoides, Patten, Peil and Jenkins performed at a level commensurate with a vesting level at 250% of target.

2022 Performance RSU Results. Based on the above, Messrs. Mavoides, Patten, Peil and Jenkins achieved the performance-based vesting of the 2022 Performance RSUs at 250% of Target for the 75% portion of the 2022 Performance RSUs based on relative TSR and at 250% of Target for the 25% portion of the 2022 Performance RSUs based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period. Accordingly, the number of shares earned based on performance with respect to the 2022 Performance RSUs were as follows, with one-half vesting on December 31, 2024 and the remaining half scheduled to vest on December 31, 2025:

Name	Number of Target Shares	Number of Shares Earned(1)
Peter M. Mavoides	83,366	208,415
Mark E. Patten	14,539	36,347
A Joseph Peil	7,996	19,990
R. Max Jenkins	6,179	15,447

(1)

For Messrs. Mavoides, Patten, Peil and Jenkins, excludes 29,770, 5,193, 2,852 and 2,202 shares, respectively, with respect to cash dividends paid during the period the 2022 Performance RSUs were outstanding (75% of such shares allocated to the TSR based awards and the remaining 25% allocated to the subjective awards).

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our NEOs. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 6% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Severance and Change in Control Arrangements

Messrs. Mavoides and Patten are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company, pursuant to the terms of their employment agreements. Messrs. Mavoides and Patten are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. During 2024, Mr. Patten entered into a new employment agreement with the Company, which memorialized his compensation terms that had been established for February 2024 and to conform his severance benefits to the benefits received by Mr. Mavoides. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. The Company maintains a clawback policy to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the final NYSE listing rules. Under the policy, in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee will review the incentive compensation paid to the Company’s current and former executive officers to determine whether the amount of any incentive compensation actually paid or awarded to an executive officer (the “Awarded Compensation”) would have been lower if it had been calculated based on such restated financial statements (the “Actual Compensation”). If it determines that the Awarded Compensation was in excess of the Actual Compensation, then the Company shall recoup such excess compensation in accordance with NYSE listing rules.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including time- and performance-based RSUs) on an annual basis at its meeting in February. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the closing market price of our common stock on the NYSE on the date prior to the date of grant.

The Compensation Committee and senior management monitor the Company’s equity grant practices to evaluate whether such policies comply with governing regulations and are consistent with good corporate practices. We typically grant awards at the February Compensation Committee meeting each year for the NEOs after our financial results for the prior fiscal year are known and the Compensation Committee has had the opportunity to consider our expectations and projections for the year of grant. Because the Compensation Committee’s regular meeting schedule is determined in the prior fiscal year, the proximity of any awards to other significant corporate events is coincidental. In addition, the Compensation Committee may make grants at any time during the year it deems appropriate, including with respect to new hires or transitions. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our NEOs. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2025, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the following factors, among others:

•	The Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	The Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•	The Compensation Committee has elected to use time-based RSUs and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	Short-term cash incentive awards are based on a number of metrics related to Company financial and operational goals;

•	Our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

The Company is required to recover all or a portion of any incentive compensation paid to a NEO in the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations) if the amount of any incentive compensation actually paid or awarded to a NEO would have been lower if it had been calculated based on such restated financial statements.

Executive and Board Stock Ownership Requirements

We have implemented stock ownership requirements for our CEO and any other NEO to align the interests of these individuals with the interests of our stockholders. The minimum share requirement is six times base salary for our CEO and three times base salary for other NEOs. Each executive has five years from the later of the date of adoption of the ownership policy or date of appointment to an executive-level position to achieve the requirement. All vested and unvested restricted stock awards and time-based RSU awards, earned performance equity compensation subject to time vesting, and securities convertible into or exercisable or exchangeable for common stock qualify towards satisfaction of the requirement. Unearned performance equity awards and stock options do not qualify towards the requirement. As of the record date, all of our NEOs satisfy the minimum stock ownership requirements. Additionally, we generally require each of our directors that is not employed by the Company to own a number of shares of common stock with a value equal to at least five times such director’s base annual cash retainer within five years of election to the Board. Our CEO, other NEOs and directors must retain (cannot sell or transfer) 50% of any stock granted as compensation until the ownership guidelines are met.

Compensation Committee Report

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in the Proxy Statement and has discussed such disclosures with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

This report was delivered by the Compensation Committee on March 24, 2025.

Members of the Compensation Committee

Joyce DeLucca, Chair Scott A. Estes Heather L. Neary

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

Compensation Tables

2024 Summary Compensation Table

The following table presents compensation paid or awarded to our NEOs with respect to the years ended December 31, 2024 and, to the extent required under applicable SEC disclosure rules, the years ended December 31, 2023 and 2022 (dollar amounts in thousands):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Peter M. Mavoides	2024	$750	$—	$5,958	$—	$1,600	$—	$31	$8,339
President and Chief	2023	$700	$—	$4,858	$—	$1,724	$—	$20	$7,302
Executive Officer (principal executive officer)	2022	$600	$—	$8,019	$—	$1,150	$—	$17	$9,786

Mark E. Patten	2024	$520	$—	$1,249	$—	$970	$—	$31	$2,770
Executive Vice	2023	$475	$—	$822	$—	$814	$—	$26	$2,137
President, Chief Financial Officer (principal financial officer), Treasurer and Corporate Secretary	2022	$425	$—	$645	$—	$736	$—	$26	$1,832
A Joseph Peil(4)	2024	$350	$—	$784	$—	$550	$—	$23	$1,707
Executive Vice President and Chief Investment Officer
R. Max Jenkins(4)	2024	$350	$—	$734	$—	$570	$—	$23	$1,677
Executive Vice President and Chief Operating Officer

(1)

Amounts reported in this column for 2024, 2023 and 2022 for time-based RSUs granted during the relevant year reflect the full grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value of time-based RSUs was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant. Amounts reported in this column for 2024, 2023 and 2022 for performance-based RSUs granted during the relevant year reflect the grant date fair value of the portion attributable to the relative TSR performance metric computed in accordance with FASB ASC Topic 718. For awards issued in 2023 and 2022 only, because the 25% subjective component is not viewed as granted under FASB ASC Topic 718 until the year in which the Compensation Committee determines achievement, there is no grant date fair value reported for such component until the year of Compensation Committee determination and a grant date fair value for such portion will be reported in the Summary Compensation Table in the year of such determination. Amounts reported in this column for 2024, 2023 and 2022 include the 25% subjective component of performance-based RSUs granted during 2021, 2020 and 2019, respectively, for which performance was determined in 2024, 2023 and 2022, respectively, and, therefore, are viewed as granted under FASB ASC Topic 718 in 2024, 2023 and 2022, respectively. The following table shows the 2024 grant date fair value of the time-based RSUs, the TSR portion of the performance-based RSUs based on the target achievement level, the TSR portion of the performance-based RSUs based on the highest level of performance conditions achieved and the subjective portion of performance-based RSUs granted during 2021 for which performance was determined in 2024 and therefore are viewed as granted under FASB ASC Topic 718 in 2024:

	Value of 2024 Grants at Grant Date
Name	Time- Based Vesting Awards	Expected Level of TSR Performance Conditions Achieved	Maximum Level of TSR Performance Conditions Achieved	Subjective Performance Vesting Awards
Peter M. Mavoides	$1,419	$3,250	$8,126	$1,289
Mark E. Patten	$337	$771	$1,927	$141
A Joseph Peil	$223	$511	$1,277	$50
R. Max Jenkins	$223	$511	$1,277	N/A

(2)	The amounts reported in this column for 2024 represent the annual incentive compensation received by each NEO based on 2024 performance.
(3)	The amounts reported in this column represent matching contributions to our 401(k) plan.
(4)	Messrs. Peil and Jenkins were appointed Executive Vice President, Head of Asset Management and Executive Vice President, Head of Investments, respectively, in February 2024.

2024 Grant of Plan-Based Awards

								All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($000s)(5)
		Estimated Possible Payouts Under Non Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			Number of Shares of Stock or Units (#)(4)
Name	Grant Date(1)	Threshold ($000s)	Target ($000s)	Maximum ($000s)	Threshold (#)	Target (#)	Maximum (#)
Peter M. Mavoides		$375	$1,125	$1,875
	2/13/2024							53,435	$1,289
	2/16/2024				43,406	86,812	217,030		$3,250
	2/16/2024							57,875	$1,419
Mark E. Patten		$260	$650	$1,040
	2/13/2024							5,843	$141
	2/16/2024				10,293	20,587	51,467		$771
	2/16/2024							13,724	$337
A Joseph Peil		$175	$438	$700
	2/13/2024							2,085	$50
	2/16/2024				6,821	13,642	34,105		$511
	2/16/2024							9,094	$223
R. Max Jenkins		$175	$438	$700
	2/16/2024				6,821	13,642	34,105		$511
	2/16/2024							9,094	$223

(1)	Awards were approved by the Compensation Committee on February 13, 2024.
(2)

Represents potential payouts under the short-term incentive program. Please see the “Non-Equity Incentive Plan Compensation” column in the 2024 Summary Compensation Table for the amount received by each NEO for 2024 and the CD&A for further information regarding the 2024 short-term incentive program.

(3)

Represents estimated payouts under the Essential Properties Realty Trust, Inc. 2023 Incentive Plan for the performance-based RSUs awarded in February 2024 for the January 1, 2024 through December 31, 2026 performance period. The “threshold” number of RSUs represents 50% of the performance-based RSUs granted and is the number of RSUs that would vest based on achieving the minimum TSR goal during the performance period relative to that of the 2024 TSR Peer Group. The “target” number of RSUs represents 100% of the performance-based RSUs granted and is the number of RSUs that would vest based on achieving the target TSR goal during the performance period relative to that of the 2024 TSR Peer Group. The “maximum” number of RSUs shown is 250% of the performance-based RSUs granted and is the number of RSUs that would vest based on achieving the maximum TSR goal during the performance period relative to that of the 2024 TSR Peer Group.
(4)

Represents (i) the subjective portion of performance-based RSUs granted during 2021 for which performance was determined on February 13, 2024 and therefore are viewed as granted under FASB ASC Topic 718 in 2024, 50% of which vested on February 13, 2024 and 50% of which vested on December 31, 2024 and (ii) time-based RSUs granted on February 16, 2024 that vest in annual increments over a four-year period on each anniversary of January 18th, subject to the continued employment of the NEO through the applicable vesting date.

(5)

Amounts represent the grant date fair value of RSU awards reported in this table, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the value of all RSU awards made to NEOs, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Outstanding Equity Awards at December 31, 2024

The following table provides information about the outstanding equity-based awards held by each of our NEOs as of December 31, 2024 (dollar amounts in thousands):

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Peter M. Mavoides	295,540	$9,244	566,787	$17,729
Mark E. Patten	49,301	$1,542	93,670	$2,930
A Joseph Peil	30,023	$939	64,250	$2,010
R. Max Jenkins	27,231	$852	64,250	$2,010

(1)

Amounts reported in this column represent (1) RSUs granted to our NEOs on January 18, 2021 (Mr. Jenkins, 4,894 RSUs), February 22, 2021 (Mr. Mavoides, 55,579 RSUs; Mr. Patten, 6,079 RSUs; Mr. Peil, 3,256 RSUs), February 15, 2022 (Mr. Patten, 9,693 RSUs; Mr. Peil, 5,331 RSUs; Mr. Jenkins, 4,119 RSUs), March 4, 2022 (Mr. Mavoides, 55,577 RSUs), February 17, 2023 (Mr. Mavoides, 56,270 RSUs; Mr. Patten, 11,254 RSUs; Mr. Peil, 8,038 RSUs; Mr. Jenkins, 8,038 RSUs), and February 16, 2024 (Mr. Mavoides, 57,875 RSUs; Mr. Patten, 13,724 RSUs; Mr. Peil, 9,094 RSUs; Mr. Jenkins, 9,094 RSUs) which vest in one-quarter annual increments on the first, second, third and fourth anniversaries of January 18, 2021 (for the 2021 awards), January 18, 2022 (for the 2022 awards), January 18, 2023 (for the 2023 awards), and January 18, 2024 (for the 2024 awards) subject to the NEO’s continued employment through such date, and (2) one-half of the performance RSUs, initially granted to Messrs. Mavoides, Patten, Peil and Jenkins on February 15, 2022, and certified for issuance by the Compensation Committee following the completion of the three-year performance period on December 31, 2024 (Mr. Mavoides, 119,093 RSUs; Mr. Patten, 20,770 RSUs; Mr. Peil, 11,421 RSUs, and Mr. Jenkins, 8,825 RSUs), which vest on December 31, 2025, subject to the NEO’s continued employment through such date, and (3) with respect to Mr. Mavoides, 34,686 RSUs granted on January 5, 2022 which vest in one-half increments on the fourth and fifth anniversaries of the date of grant, subject to Mr. Mavoides’ continued employment through such date.

(2)	Market value is based on our closing share price on December 31, 2024 of $31.28 per share.
(3)

Amounts reported in this column represent (1) performance-based RSUs at their expected vesting level granted to our NEOs on February 17, 2023 (Mr. Mavoides, 84,405 Target RSUs; Mr. Patten, 16,881 Target RSUs; Mr. Peil, 12,058 Target RSUs; Mr. Jenkins, 12,058 Target RSUs) and February 16, 2024 (Mr. Mavoides, 86,812 Target

RSUs; Mr. Patten, 20,587 Target RSUs; Mr. Peil, 13,642 Target RSUs; Mr. Jenkins, 13,642 Target RSUs) which vest in one-half increments on December 31, 2025 and 2026 and December 31, 2026 and 2027, respectively, subject to each such NEO’s continued employment through such date and (2) with respect to Mr. Mavoides, performance-based RSUs at their expected vesting level (69,372 Target RSUs) granted on January 5, 2022 which vest in one-half increments on the fourth and fifth anniversaries of the date of grant, subject to Mr. Mavoides’ continued employment through such date. With respect to each award, the number of shares that will actually vest is dependent upon our performance during the applicable performance period.

2024 Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each NEO during 2024 (dollar amounts in thousands):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Mavoides	285,206	$8,637
Mark E. Patten	40,695	$1,231
A Joseph Peil	20,526	$615
R. Max Jenkins	15,316	$439

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or any deferred compensation plans.

Employment Agreements

On January 1, 2022, we entered into an amended and restated employment agreement with Mr. Mavoides. The amended and restated employment agreement for Mr. Mavoides has an initial five-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. The amended and restated employment agreement with Mr. Mavoides includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment.

On October 3, 2024, we entered into an amended and restated employment agreement with Mr. Patten. The amended and restated employment agreement with Mr. Patten has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. The amended and restated employment agreement with Mr. Patten includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment.

The employment agreements with Messrs. Mavoides and Patten provide for severance benefits upon a qualifying termination of employment. None of the employment agreements provide for payments or benefits solely upon the occurrence of a change in control.

Under the employment agreement in effect as of December 31, 2024 with Mr. Mavoides, if Mr. Mavoides’ employment is terminated by us without “cause” (as defined in the agreement) or by Mr. Mavoides for “good reason” (as defined in the agreement), and subject to Mr. Mavoides’ execution and non-revocation of a general release of claims, Mr. Mavoides would become entitled to receive: (i) accrued benefits; (ii) an amount equal to two times the sum of (x) his Base Salary plus (y) the average annual performance bonus actually paid to him for the three years prior to the year in which the date of termination occurs; provided, however, that if the date of termination occurs during the 24 months following a Change in Control (as defined in the agreement) (the “CIC Period”), an amount equal to three times the sum of (x) his Base Salary plus (y) the target annual performance bonus for the year in which the date of termination occurred, payable in equal installments over 24 months (or over 36 months if the termination occurs during the CIC Period); (iii) a pro rata annual performance bonus, based on actual performance and prorated for the portion of the fiscal year Mr. Mavoides was employed prior to the date of termination; (iv) up to 18 months of continued health care coverage; and (v) the vesting of any outstanding awards granted under any equity plans, with such awards to be payable within 60 days following the date of termination.

Under the employment agreement in effect as of December 31, 2024 with Mr. Patten, if Mr. Patten’s employment is terminated by us without “cause” (as defined in the agreement) or by Mr. Patten for “good reason” (as defined in the agreements), and subject to Mr. Patten’s execution and non-revocation of a general release of claims, Mr. Patten would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) an amount equal to one times the sum of (x) his Base Salary plus (y) the average annual performance bonus actually paid to him for the three years prior to the year in which the termination occurs, provided, however that if the date of termination occurs during the CIC Period, an amount equal to two times the sum of (x) his Base Salary plus (y) the target annual performance bonus for the year in which the date of termination occurred, payable in equal installments over 12 months (or over 24 months if the termination occurs during the CIC Period); (iii) monthly reimbursement for 12 months of COBRA premiums; (iv) a pro rata annual performance bonus, based on actual performance and prorated for the portion of the fiscal year Mr. Patten was employed prior to the date of termination; and (v) the vesting of any outstanding awards granted after October 3, 2024, with such awards to be payable within 60 days following the date of termination. In the event of Mr. Patten’s termination of employment due to death or disability, Mr. Patten or his beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) the vesting of any outstanding awards granted after October 3, 2024, with such awards to be payable within 60 days following the date of termination. In the event of the non-renewal of the employment agreement, Mr. Patten would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination.

On March [ ], 2025, we entered into employment agreements with Messrs. Peil and Jenkins. The employment agreements with Messrs. Peil and Jenkins have an initial three-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. Under the employment agreements with Messrs. Peil and Jenkins, if the executive’s employment is terminated by us without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreements), and subject to the executive’s execution and non-revocation of a general release of claims, Messrs. Peil and Jenkins would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) an amount equal to one times the sum of (x) the executive’s Base Salary plus (y) the average annual performance bonus actually paid to the executive for the three years prior to the year in which the termination occurs, provided, however that if the date of termination occurs during the CIC Period, an amount equal to two times the sum of (x) the executive’s Base Salary plus (y) the target annual performance bonus for the year in which the date of termination occurred, payable in equal installments over 12 months (or over 24 months if the termination occurs during the CIC Period); (iii) monthly reimbursement for 12 months of COBRA premiums; (iv) a pro rata annual performance bonus, based on actual performance and prorated for the portion of the fiscal year the executive was employed prior to the date of termination; and (v) the vesting of any outstanding awards granted after March [ ], 2025, with such awards to be payable within 60 days following the date of termination. In the event of Messrs. Peil or Jenkins’s termination of employment due to death or disability, the executive or his beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) the vesting of any outstanding awards granted after March [ ], 2025, with such awards to be payable within 60 days following the date of termination. In the event of the non-renewal of the employment agreement, Messrs. Peil and Jenkins would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination. The employment agreements with Messrs. Peil and Jenkins include non-competition and non-solicitation provisions that generally end six months after the executive’s termination of employment.

Types of Compensation Payable upon Termination of Employment

The table below reflects the treatment of equity in the event of a termination of the executive’s employment as of December 31, 2024 under the various circumstances described:

Termination Scenario	Time-Based Restricted Stock Units	Performance-Based Restricted Stock Units
Death or Disability	Accelerated vesting of unvested RSUs.	Accelerated vesting of unvested RSUs based on performance through the date of termination.
Without “Cause”(1)	Accelerated vesting of unvested RSUs.	Accelerated vesting of unvested RSUs based on performance through the date of termination.

Termination without Cause or due to Good Reason In Connection with a Change in Control	Accelerated vesting of unvested RSUs.	Accelerated vesting of unvested RSUs based on performance through the date of termination, provided, if the termination occurs within the first year of the performance period, then vesting will be based on target.

(1)	Per their respective employment agreement, Messrs. Mavoides and Patten are also eligible for equity vesting in the event their employment is terminated due to good reason.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2024 (dollar amounts in thousands) based on the employment arrangements in effect as of December 31, 2024.

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)
Peter M. Mavoides	Cash Severance	$1,600	$5,900	$7,050
	Accelerated Vesting of RSUs	32,561	32,561	24,528
	Health Benefits	35	52	52

	Total	$34,196	$38,513	$31,630

Mark E. Patten	Cash Severance	$970	$2,207	$2,340
	Accelerated Vesting of RSUs	5,447	5,447	3,887
	Health Benefits	22	22	22

	Total	$6,439	$7,676	$6,249

A Joseph Peil	Cash Severance	$—	$—	$—
	Accelerated Vesting of RSUs	3,485	3,485	—
	Health Benefits	—	—	—

	Total	$3,485	$3,485	$—

R. Max Jenkins	Cash Severance	$—	$—	$—
	Accelerated Vesting of RSUs	3,237	3,237	—
	Health Benefits	—	—	—

	Total	$3,237	$3,237	$—

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding Mr. Mavoides, our President and Chief Executive Officer) and the annual total compensation of Mr. Mavoides. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2024, our last completed fiscal year:

•

the median of the annual total compensation as calculated in accordance with the Summary Compensation Table rules, of all employees of our Company (other than our President and Chief Executive Officer) was $162,448; and

•	the annual total compensation of Mr. Mavoides, as reported above in the 2024 Summary Compensation Table, was $8,339,000.

Based on this information, for 2024, the ratio of the annual total compensation of Mr. Mavoides, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 51 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2024, our employee population (excluding our Chief Executive Officer) consisted of 47 employees, all of whom were full-time employees located in the United States. We selected December 31, 2024 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 and annual bonus, if any, for 2024. In making this determination, we annualized the compensation of 10 full-time employees who were hired after January 1, 2024 but did not work for us for the entire year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $162,448.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Pay Versus Performance
The following table provides historical total summary compensation and compensation actually paid (“
CAP
”) for our principal executive officer (“
PEO
”) and other NEOs as an average and provides historical information regarding our performance (dollar amounts in thousands):

					Value of Initial Fixed $100 Investment Based on: (4)
Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income	AFFO Per Share (6)
2024	$8,339	$19,329	$2,051	$3,286	$156.77	$98.85	$203,638	$1.74
2023	$7,302	$13,326	$2,137	$2,678	$124.30	$98.65	$191,415	$1.65
2022	$9,786	$8,111	$1,742	$1,129	$108.93	$91.27	$134,742	$1.53
2021	$5,893	$11,738	$1,769	$3,285	$126.97	$126.41	$96,211	$1.34
2020	$2,779	$1,281	$1,693	$822	$90.42	$90.80	$42,528	$1.11

(1)	Mr. Mavoides has served as the PEO for the entirety of the years presented and our other NEOs for the applicable years were as follows:

•	2024: Mark E. Patten; A Joseph Peil; and R. Max Jenkins.

•	2023: Mark E. Patten.

•	2022 and 2021: Gregg A. Seibert and Mark E. Patten. Mr. Seibert retired as our Executive Vice President and Chief Operating Officer in June 2022.

•	2020: Gregg A. Seibert; Mark E. Patten; Anthony K. Dobkin (interim Chief Financial Officer through August 2020); and Hilary P. Hai (Chief Financial Officer through March 2020).

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our NEOs for the applicable year other than the PEO for such years.

(3)
To calculate CAP, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Mavoides and for the average of the other NEOs is set forth following the footnotes to this table.

(4)	Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)	The TSR peer group consists of the companies in the FTSE NAREIT All Equity REITs index, an independently prepared index that includes U.S. equity REITs.
(6)
As noted in the Compensation Discussion and Analysis section above titled
“Corporate Metrics, Weightings and Results,”
for 2024, the Compensation Committee determined that AFFO Per Share continues to be viewed as a core driver of the Company’s performance and stockholder value creation and, accordingly, was utilized as a key performance metric for the annual performance-based cash bonus awards. AFFO Per Share is a non-GAAP
financial measure. See Annex A for a reconciliation of
non-GAAP
financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Compensation Actually Paid Adjustments
The following table provides a reconciliation of (A) total compensation from the summary compensation table in the applicable year for our PEO or average for our other NEOs to (B) total CAP to our PEO or average CAP to our other NEOs (dollar amounts in thousands):

		(MINUS)	PLUS	PLUS (MINUS)	PLUS	PLUS (MINUS)	(MINUS)	PLUS	EQUALS
Year	Summary Compensation Table Total (1)	Grant Date Fair Value of Stock Awards Granted in Fiscal Year (2)	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (3)	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (4)	Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year (5)	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Years for Which Applicable Vesting Conditions were Satisfied During Fiscal Year (6)	Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (7)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation (8)	CAP
Peter M. Mavoides (PEO)
2024	$8,339	$(5,958)	$8,181	$5,535	$—	$3,033	$—	$199	$19,329
2023	$7,302	$(4,858)	$5,297	$3,834	$—	$1,574	$—	$177	$13,326
2022	$9,786	$(8,019)	$8,022	$(1,313)	$—	$(501)	$—	$136	$8,111
2021	$5,893	$(3,953)	$5,700	$2,159	$—	$1,827	$—	$112	$11,738
2020	$2,779	$(1,765)	$1,801	$(831)	$—	$(864)	$—	$161	$1,281
Other NEOs (Average) (9)
2024	$2,051	$(922)	$1,504	$338	$—	$291	$—	$24	$3,286
2023	$2,137	$(822)	$1,059	$113	$—	$150	$—	$41	$2,678
2022	$1,742	$(907)	$689	$(231)	$—	$(199)	$—	$35	$1,129
2021	$1,769	$(710)	$1,024	$559	$—	$581	$—	$62	$3,285
2020	$1,693	$(1,246)	$1,176	$(229)	$5	$(638)	$—	$61	$822

(1)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year. With respect to the other NEOs, amounts shown represent averages.
(2)	Represents the grant date fair value of the stock awards granted during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.
(3)
Represents the fair value as of the indicated fiscal
year-end
of the outstanding and unvested stock awards granted during such fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(4)
Represents the change in fair value during the indicated fiscal year of each stock award that was granted in a prior fiscal year and that remained outstanding and unvested as of the last day of the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(5)
Represents the fair value at vesting of the stock awards that were granted and vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(6)
Represents the change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(7)
Represents the fair value as of the last day of the prior fiscal year of the stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with the methodology used for financial reporting purposes.

(8)
Represents cash dividends paid with respect to time-based RSA and RSU awards. The number of shares subject to a performance-based RSU increases for dividends paid by the Company and are reflected in the other columns to this table.

(9)	See footnote 1 in the Pay Versus Performance table above for the NEOs included in the average for each year.
Relationship Between Pay and Performance
We believe the CAP in each of the years reported above and over the five-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the CAP fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals. The “Compensation Discussion and Analysis” section above describes in greater detail the Compensation Committee’s emphasis on
“pay-for-performance”
and how our executive compensation program is designed to link executive compensation with the achievement of our financial objectives as well as stockholder value creation.
The graphs below compare the CAP for our PEO and the average CAP for our other NEOs with (i) our cumulative TSR and the TSR of the FTSE NAREIT All Equity REITs index, an independently prepared index that includes U.S. equity REITs, (ii) our net income and (iii) our AFFO per share, in each case for the years ended December 31, 2024, 2023, 2022, 2021, and 2020. TSR amounts assume an initial fixed investment of $100 on December 31, 2019 and that all dividends, if any, were reinvested. (Dollar amounts in thousands, except per share amounts.)

Most Important Financial Performance Measures to Link Company Performance to CAP
The following is a list of financial performance measures, which in our assessment represent the most important financial performance measures used by the Company to link CAP to the NEOs for 2024. Please see the Compensation Discussion and Analysis above for a further description of these metrics and how they are used in the Company’s executive compensation program:

•	AFFO per Share

•	Gross Investments

•	Same Store Rent Growth

•	Net Debt to Annualized Adjusted EBITDA re

•	Relative TSR

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information regarding the 2023 Incentive Plan as of December 31, 2024:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	—	N/A	3,915,711
Equity compensation plans not approved by stockholders	—	N/A	—

Total	—	N/A	3,915,711

AUDIT MATTERS

Report of the Audit Committee

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2024; (2) discussed with Grant Thornton, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”); (3) received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (4) has discussed with Grant Thornton its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

This report was delivered by the Audit Committee on February 11, 2025.

Members of the Audit Committee

Janaki Sivanesan, Chair

Scott A. Estes

Lawrence J. Minich

Proposal No. 3—Ratification of Appointment of Auditors

Grant Thornton was the Company’s independent registered public accounting firm for the year ended December 31, 2024. Stockholders are asked to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2025 at the Annual Meeting. Representatives of Grant Thornton are expected to be present (virtually) at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by Grant Thornton for professional services rendered in 2024 and 2023.

($000s)	2024	2023
Audit Fees(1)	$1,044	$1,008
Audit-Related Fees	—	—
Tax Fees(2)	429	412
All Other Fees	—	—

Total	$1,473	$1,420

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed with the SEC and related comfort letters and consents, and other services.

(2)	Tax fees consist of fees for professional services rendered by Grant Thornton for tax compliance, tax advice and tax planning.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing function. The Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. If the appointment of Grant Thornton is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Grant Thornton or to appoint another independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2025.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which units (“OP Units”) of partnership interest in our operating partnership, Essential Properties, L.P., are exchangeable, as of March 21, 2025, unless otherwise indicated in the footnotes to the table below, for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. No shares beneficially owned by any executive officer or director have been pledged as security, except for securities held in accounts that may, from time to time, utilize margin borrowing secured by the securities held in such accounts.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders:
BlackRock, Inc.(2)	30,368,064	16.17%
The Vanguard Group(3)	24,317,310	12.95%
State Street Corporation (4)	9,994,501	5.32%

Directors and Named Executive Officers:
Joyce DeLucca	28,785	*
Scott A. Estes	98,785	*
Peter M. Mavoides(5)	791,771	*
Lawrence J. Minich	23,988	*
Heather L. Neary	23,088	*
Stephen D. Sautel	178,785	*
Janaki Sivanesan	21,488	*
Mark E. Patten	147,392	*
A Joseph Peil	97,523	*
R. Max Jenkins	43,014	*
All executive officers and directors as a group (10 persons)	1,454,619	*

*	Represents less than 1%.
(1)

Assumes 187,780,310 shares of our common stock and, in the case of holders of OP Units, the number of OP Units they hold are outstanding as of March 21, 2025 and that such units have been exchanged for common stock on a one-for-one basis.

(2)

Based upon information contained in a Schedule 13G filed on January 19, 2024, as of December 31, 2023, BlackRock, Inc. had sole voting power over 29,130,119 shares, sole dispositive power over 30,368,064 shares and no shared voting or shared dispositive power with respect to any of the reported shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(3)

Based upon information contained in a Schedule 13G/A filed on February 13, 2024, as of December 31, 2023, The Vanguard Group had shared voting power over 248,990 shares, sole dispositive power over 23,905,685 shares, shared dispositive power over 411,625 shares and no sole voting power with respect to any of the reported shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon information contained in a Schedule 13G filed on January 30, 2024, as of December 31, 2023, State Street Corporation had shared voting power over 7,961,959 shares, shared dispositive power over 9,978,201 shares and no sole voting or sole dispositive power with respect to any of the reported shares. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.

(5)

This amount includes 244,422 OP Units held by The Susan Mavoides Descendants Trust dated December 4, 2023, for which Mr. Mavoides serves as trustee, and excludes 244,423 OP Units held by The Peter Mavoides Family Trust dated December 4, 2023, for which Mr. Mavoides’ spouse serves as trustee.

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), has delivered these materials to you in connection with the solicitation of proxies by its Board of Directors (the “Board”) for exercise at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Monday, May 12, 2025, at 9:30 a.m., Eastern Time, in a virtual meeting format only. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	The Notice of Annual Meeting;

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”).

The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to consider and vote on:

•

The election of seven (7) individuals to the Company’s Board, each to serve until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1);

•	An advisory vote approving the compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 3).

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•	“FOR” the election of each of the seven (7) nominees named in this Proxy Statement as directors of the Company (Proposal No. 1);

•	“FOR” approval of the advisory resolution regarding compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2);

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 3).

If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

In addition to furnishing proxy materials electronically, we take advantage of the Securities and Exchange Commission’s (the “SEC”) “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting:

Essential Properties Realty Trust, Inc.

Attention: Mark E. Patten

Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the internet at http://www.proxydocs.com/EPRT and on our investor relations website at http://investors.essentialproperties.com.

Who is entitled to vote at the meeting?

Holders of record of our common stock at the close of business on March 21, 2025, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 187,780,310 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.

How can I attend and participate in the Annual Meeting?

The Annual Meeting will be conducted via a live webcast, simultaneously allowing for greater participation and the opportunity to participate in the live, online meeting from any location convenient for you. We are committed to ensuring that our stockholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to be admitted to, and vote at, the Annual Meeting, you must register with the control number found on your proxy card or voting instruction form at www.proxydocs.com/EPRT on or before 5:00 p.m., Eastern Time, on Sunday, May 11, 2025. After completion of your registration by the registration deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you. If you are not a stockholder of the Company as of the Record Date or hold a valid proxy from a stockholder of the Company as of the Record Date, or were not an invited guest by the Company, you will not be permitted to register for, or attend, or ask questions to be answered at, the Annual Meeting.

Stockholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have in an in-person meeting. Stockholders in attendance at the virtual Annual Meeting will have the opportunity to submit questions during the Annual Meeting until the time we indicate that the question-and-answer session is concluded. Questions that comply with the Annual Meeting’s rules of conduct and that are pertinent to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. We may address substantially similar questions, or questions that relate to the same topic, in a single response. Stockholders will be able to review the rules of conduct and other meeting materials at the link provided in your registration confirmation e-mail. We encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. Please note that stockholders will need their control number, which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow), and the instructions that accompanied the proxy materials in order to access these sites and ask questions prior to or at the Annual Meeting.

What if I am having technical difficulties or want additional information?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be included in your registration confirmation email and posted on the Virtual Annual Meeting login page.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by visiting http://www.proxypush.com/EPRT and following the instructions provided with the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will establish a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned as of the close of business on the Record Date. Proxies received but marked as abstentions and “broker non-votes” will be included in the calculation of the number of stockholders considered to be present at the meeting and will be counted for quorum purposes.

How are proxies exercised?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter and exercises its voting rights on any matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 3) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote regarding the compensation of the Company’s NEOs as described herein (Proposal No. 2) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters without specific instructions from its account holder, and therefore broker non-votes may exist in connection with Proposal No. 1 and Proposal No. 2.

How many votes are needed to approve each item?

The affirmative vote of a plurality of all the votes cast at the Annual Meeting in the election of directors is required for the election of directors (Proposal No. 1). This means the seven nominees receiving the greatest number of votes will be elected.

Generally, the Company’s bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of the votes cast on the subject matter. Thus, the approval of the compensation of our NEOs as described herein (Proposal No. 2) and the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 3) require the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal. The vote on Proposal No. 2, however, is advisory and is not binding on the Company, the Board or its Compensation Committee. Although this vote is advisory and non-binding, the Board and the Compensation Committee will take the results of this vote under advisement when making future decisions regarding the Company’s executive compensation.

How are abstentions, withhold votes and broker non-votes counted?

Instructions to abstain or withhold and broker non-votes will be counted in determining whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), abstentions and broker non-votes will have no effect on the advisory vote regarding the Company’s executive compensation (Proposal No. 2) and abstentions will have no effect on the ratification of the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 3). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 3.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before your proxy is exercised at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and completing and submitting a ballot online during the meeting by following the instructions provided via e-mail one hour prior to the Annual Meeting. If you are a beneficial owner of shares held in street name, you will need to obtain a legal proxy from your broker, bank or other nominee in order to vote in person during the Annual Meeting. Obtaining a legal proxy may take several days. Your attendance at the Annual Meeting alone, without voting, will not automatically revoke your proxy. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

The Company may announce preliminary voting results at the Annual Meeting and will disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been properly presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, or any postponement or adjournment thereof, for action by the stockholders, the shares represented by your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

Stockholder Communications with the Board

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors) or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group or the Board as a whole to Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

Stockholder Proposals for 2026 Annual Meeting

Stockholders who intend to present proposals at the 2026 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2026 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540; Attention: Corporate Secretary, no later than December 2, 2025. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement for the 2026 Annual Meeting and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s current bylaws set forth the process by which stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern Time, 120 days before and not earlier than 150 days before the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern Time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws. To be timely for purposes of the 2026 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than November 2, 2025 and no later than 5:00 p.m., Eastern Time, on December 2, 2025.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees for our annual meeting to be held in 2026 must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than March 13, 2026, including providing a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees. If the date of our 2026 annual meeting of stockholders is changed by more than 30 calendar days from the first anniversary of the Annual Meeting, stockholders must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting is first made.

Annual Report

We refer you to our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2024, filed with the SEC. You may access it on our investor relations website at http://investors.essentialproperties.com. We will provide a copy without charge, upon written request to the Corporate Secretary of the Company, at the address listed on the cover page of this Proxy Statement.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income to AFFO

($000s, except per share data)	Year ended December 31, 2024
Net income	$203,638
Depreciation and amortization of real estate	121,997
Provision for impairment of real estate	14,845
Gain on dispositions of real estate, net	(5,977)

FFO attributable to stockholders and non-controlling interests	334,503
Non-core (income) expense	—

Core FFO attributable to stockholders and non-controlling interests	334,503
Adjustments:
Straight-line rental revenue, net	(38,661)
Non-cash interest	4,086
Non-cash compensation expense	10,827
Other amortization expense	1,802
Other non-cash adjustments	1,075
Capitalized interest expense	(5,760)

AFFO attributable to stockholders and members and non-controlling interests	$307,872

AFFO per share on a fully diluted basis	$1.74

Annex A-1

Reconciliation of net income to Annualized Adjusted EBITDAre

($000s)	Three months ended December 31, 2024
Net income	$55,548
Depreciation and amortization	32,829
Interest expense	23,958
Interest income	(559)
Income tax expense	157

EBITDA attributable to stockholders and non-controlling interests	111,933
Provision for impairment of real estate	2,587
Gain on dispositions of real estate, net	(4,575)

EBITDAre attributable to stockholders and non-controlling interests	109,945
Adjustment for current quarter re-leasing, acquisition and disposition activity(1)	3,856
Adjustment to exclude other non-core or non-recurring activity(2)	(784)
Adjustment to exclude termination/prepayment fees and certain percentage rent(3)	(93)

Adjusted EBITDAre attributable to stockholders and non-controlling interests	$112,924

Annualized Adjusted EBITDAre attributable to stockholders and non-controlling interests	$451,696

(1)

Adjustment assumes all re-leasing activity, investments in and dispositions of real estate and loan repayments completed during the three months ended December 31, 2024 had occurred on October 1, 2024.

(2)

Adjustment is made to i) exclude non-core income and expense adjustments made in computing Core FFO, ii) exclude changes in our provision for credit losses and iii) eliminate the impact of seasonal fluctuation in certain non-cash compensation expense recorded in the period.

(3)

Adjustment excludes lease termination or loan prepayment fees and contingent rent (based on a percentage of the tenant’s gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease, if any.

Reconciliation of total debt to net debt

	December 31,
($000s)	2024	2023
Unsecured term loans, net of deferred financing costs	$1,721,114	$1,272,772
Revolving credit facility	—	—
Senior unsecured notes	396,403	395,846

Total debt	2,117,517	1,668,618
Deferred financing costs and original issue discount, net	12,483	11,382

Gross debt	2,130,000	1,680,000
Cash and cash equivalents	(40,713)	(39,807)
Restricted cash available for future investment	(4,265)	(9,156)

Net debt	$2,085,022	$1,631,037

Annex A-2

Essential Properties P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Essential Properties Realty Trust, Inc. Annual Meeting of Stockholders For Stockholders of record as of the close of business on March 21, 2025 Monday, May 12, 2025, 9:30 AM, Eastern Time Annual meeting to be held via the internet—please visit www.proxydocs.com/EPRT for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:30 AM, Eastern Time, May 12, 2025. Internet: • www.proxypush.com/EPRT • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-855-673-0639 • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructions Mail: • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must pre-register by 05/11/2025 to attend the meeting online and/or participate at www.proxydocs.com/EPRT. This proxy is being solicited on behalf of the Board of Directors The stockholder of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), executing the reverse side of this proxy card hereby appoints Peter M. Mavoides and Mark E. Patten (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation in each of them, and authorizes them, and each of them, to vote all the shares of capital stock of the Company which the undersigned is entitled to vote at the 2025 annual meeting of stockholders of the Company and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof. The undersigned further authorizes the Named Proxies, or either of them, to vote in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting or any postponement or adjournment thereof. Revoking any proxy heretofore given, the undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be exercised in the manner directed herein. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or otherwise authorize a proxy to vote your shares. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Essential Properties Realty Trust, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED BELOW AND FOR ON PROPOSALS 2 AND 3 BOARD OF DIRECTORS PROPOSALS YOUR VOTE RECOMMENDS 1. To elect seven (7) individuals to the Company’s Board of Directors, each to serve until the 2026 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify; FOR WITHHOLD 1.01 Joyce DeLucca FOR 1.02 Scott A. Estes FOR 1.03 Peter M. Mavoides FOR 1.04 Lawrence J. Minich FOR 1.05 Heather L. Neary FOR 1.06 Stephen D. Sautel FOR 1.07 Janaki Sivanesan FOR FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers, FOR as more particularly described in the Proxy Statement; and 3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public FOR accounting firm for the year ending December 31, 2025. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature (and Title if applicable) Date Signature (if held jointly) Date